ANNEX A
AGREEMENT AND PLAN OF MERGER
by and among
COLUMBUS ACQUISITION CORP.
IDE ACQUISITION, LLC
INTEGRATED DRILLING EQUIPMENT COMPANY
and
FOR THE LIMITED PURPOSES OF SECTION 2.11, SECTION 5.11
AND ARTICLES VII AND IX HEREOF, STEPHEN D. COPE.

Dated as of December 15, 2008

EXHIBITS

Exhibit A	—	Form of Escrow Agreement
Exhibit B	—	Form of Parent Shareholders’ Agreement
Exhibit C	—	Post-Closing Directors of Parent and Surviving Company
Exhibit D	—	Post-Closing Executive Officers of Parent
Exhibit E	—	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit F	—	Form of Amended and Restated Bylaws of Parent
Exhibit G	—	Company Counsel Opinion Items
Exhibit H-1	—	Form of Employment Agreement with Stephen D. Cope
Exhibit H-2	—	Form of Employment Agreement with Stephen Goodland
Exhibit H-3	—	Form of Employment Agreement with Eric Storm
Exhibit H-4	—	Form of Employment Agreement with Michael Pilkinton
Exhibit H-5	—	Form of Employment Agreement with Christopher Naquin
Exhibit I	—	Parent Counsel Opinion Items

DEFINED TERMS

Section

Action	Section 1.1
Additional Agreements	Section 1.1
Additional First Tranche Earnout Shares	Section 2.9(d)
Affiliate	Section 1.1
Agreed Claims	Section 7.3(e)
Agreement	Preamble
Appraisal Shares	Section 2.7(f)
ARS	Recitals
Blue Sky Laws	Section 1.1
Business	Section 1.1
Business Day	Section 1.1
Business Intellectual Property	Section 1.1
Cash	Section 1.1
Certificate of Merger	Section 2.2
Change in Recommendation	Section 1.1
Claim	Section 5.9
Claim Certificate	Section 7.3(a)
Closing	Section 2.3
Closing Date	Section 2.3
Closing Net Debt	Section 2.8(a)
Closing Net Debt Statement	Section 2.8(a)
Closing Net Working Capital	Section 2.8(a)
Closing Net Working Capital Schedule	Section 2.8(a)
Closing Price	Section 1.1
Code	Section 1.1
Common Cash Consideration	Section 2.7(c)(ii)
Common Cash Percentage	Section 1.1
Common Earnout Percentage	Section 1.1
Common Stock Percentage	Section 1.1
Company	Preamble
Company Acquisition Proposal	Section 1.1
Company Assets	Section 3.10(a)(i)
Company Certificates	Section 2.7(d)
Company Common Stock	Section 2.7(b)
Company Disclosure Statement	Section 1.1
Company Financial Statements	Section 3.6(a)
Company Insurance Policies	Section 3.18(a)
Company Lease	Section 3.10(c)(iii)
Company Leased Real Property	Section 3.10(c)(i)
Company Material Adverse Effect	Section 1.1
Company Material Contracts	Section 3.11(a)
Company Permits	Section 3.15
Company Preferred Stock	Section 2.7(b)

Section

Company Stockholders	Section 2.7(c)
Company Tax Returns	Section 3.8(a)
Confidentiality Agreement	Section 5.4
Consents	Section 1.1
Contract	Section 1.1
Contribution Agreements	Section 3.24
Controlled Group Liability	Section 1.1
Corporate Records	Section 3.1(b)
Credit Agreement Documentation	Section 1.1
Credit Facility	Section 1.1
Current Assets	Section 1.1
Current Liabilities	Section 1.1
December Financial Statements	Section 5.2(f)
Deductible	Section 7.2(b)
DGCL	Section 1.1
Disclosure Statements	Section 1.1
DLLCA	Section 1.1
Earnout Adjustment	Section 2.8(d)
Earnout EBITDA	Section 1.1
Earnout Shares	Section 2.9(a)
EBITDA	Section 1.1
Effective Time	Section 2.2
Employee Benefit Plan	Section 1.1
Environmental Law	Section 1.1
Environmental Reports	Section 5.14
Equity Securities	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Escrow Account	Section 2.11
Escrow Agent	Section 2.11
Escrow Agreement	Section 1.1
Escrow Representative	Section 1.1
Escrow Representative’s Objection	Section 2.8(b)
Escrowed Indemnity Shares	Section 2.11
Exchange Act	Section 1.1
Excluded Taxes	Section 1.1
First Target	Section 2.9(b)
First Target Shares	Section 2.9(b)
First Tranche	Section 2.9(a)
GAAP	Section 1.1
Governmental Entity	Section 1.1
Hazardous Materials	Section 1.1
HSR Act	Section 1.1
IDE GP	Recitals
IDE Holdings	Recitals
IDE Merger Agreement	Section 3.24

Section

IDET	Recitals
IEC	Recitals
IEC Oklahoma	Section 1.1
Improvements	Section 1.1
Indebtedness	Section 1.1
Indemnified Parties	Section 5.7(a)
Indemnity Escrow Release Date	Section 1.1
Independent Accounting Firm	Section 2.8(c)
Initial Business Combination	Section 5.9
Initial Cash Consideration	Section 2.7(c)(ii)
Initial Parent Shares	Section 1.1
Intellectual Property	Section 1.1
IPO	Section 5.9
IPO Shares	Section 1.1
Key Customers	Section 3.20
Key Employment Agreements	Section 6.2(h)
Key Suppliers	Section 3.20
knowledge	Section 1.1
Law	Section 1.1
Lease Disputes	Section 3.10(c)(iv)
Liability	Section 1.1
Lien	Section 1.1
Losses	Section 7.2(c)
Merger	Recitals
Merger Consideration	Section 1.1
Merger Sub	Preamble
Multiemployer Plan	Section 1.1
Multiple Employer Plan	Section 3.16(g)
Negotiation Period	Section 2.8(b)
Net Debt Amount	Section 1.1
Net Working Capital	Section 1.1
Nonqualified Deferred Compensation Plan	Section 3.16(m)
Notice of Objection	Section 7.3(b)
NYSEAlternextUS	Section 4.9(c)
Order	Section 1.1
Organizational Documents	Section 1.1
Other Filings	Section 5.2(a)
Parent	Preamble
Parent Acquisition Proposal	Section 1.1
Parent Assets	Section 4.10(a)
Parent Common Stock	Section 2.7(c)(i)
Parent Contracts	Section 4.11(a)
Parent Corporate Records	Section 4.1(b)
Parent Disclosure Statement	Section 1.1
Parent Financial Statements	Section 4.9(b)
Parent Indemnitees	Section 7.2(a)

Section

Parent Material Adverse Effect	Section 1.1
Parent SEC Reports	Section 4.9(a)
Parent Shareholders’ Agreement	Section 1.1
Parent Stockholder Approval	Section 1.1
Parent Stockholders	Section 1.1
Parent Stockholders’ Meeting	Section 5.2(b)
Parent Tax Returns	Section 4.8(a)
Parent’s Objection	Section 2.8(b)
Permits	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
Pre-Closing Tax Period	Section 1.1
Preferred Cash Consideration	Section 2.7(c)(i)
Preferred Cash Percentage	Section 1.1
Preferred Earnout Percentage	Section 1.1
Preferred Stock Percentage	Section 1.1
Property Taxes	Section 1.1
Prospectus	Section 3.26
Proxy Confirmation	Section 5.2(e)
Proxy Statement	Section 1.1
Proxy Statement Date	Section 1.1
Qualified Plans	Section 3.16(c)
Queststar	Recitals
Related Documents	Section 3.10(c)(iii)
Release	Section 1.1
Reorganization Taxes	Section 1.1
Representatives	Section 1.1
Rules	Section 7.3(b)
Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1
Second Target	Section 2.9(c)
Second Target Shares	Section 2.9(c)
Second Tranche	Section 2.9(a)
Section 262	Section 2.7(c)
Securities Act	Section 1.1
September 30, 2008 Parent Balance Sheet	Section 4.6(a)
Subsidiary	Section 1.1
Superior Proposal	Section 1.1
Suppliers	Section 1.1
Survival Period	Section 7.1
Surviving Entity	Recitals
Target	Section 1.1
Target Shares	Section 1.1
Tax	Section 1.1
Tax Return	Section 1.1
Termination Date	Section 8.1(b)

Section

Third Party Claim	Section 7.3(a)
Tranche	Section 2.9(a)
Transaction	Section 1.1
Transaction Documents	Section 1.1
Trust Agreement	Section 3.26
Trust Fund	Section 4.21
Trust Value Per Share	Section 1.1
Unaffiliated Directors	Section 7.6
Voting Matters	Section 5.2(a)
Voting Securities	Section 1.1
Withdrawal Liability	Section 1.1

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER, dated as of December 15, 2008 (this “Agreement”) by and between Columbus Acquisition Corp., a Delaware corporation (“Parent”), IDE Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), Integrated Drilling Equipment Company, a Delaware corporation (the “Company”) and for the limited purposes of Section 2.11, Section 5.11 and Articles VII and IX hereof, Stephen D. Cope.
RECITALS
          WHEREAS, the Boards of Directors of Parent and the Company and the Board of Managers of Merger Sub have determined that it is in the best interest of their respective companies and their stockholders and members to consummate the transactions provided for in this Agreement and approved the transactions set forth herein pursuant to which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into the Company (the “Merger”), with Merger Sub continuing as the surviving entity in the Merger (sometimes referred to in this capacity as the “Surviving Entity”); and
          WHEREAS, the Company owns all of the outstanding capital stock of Integrated Drilling Equipment Company Holdings, Inc., a Delaware company (“IDE Holdings”), which is the direct or indirect parent company of each of Advanced Rig Services, LLC, a Texas limited liability company (“ARS”), IEC-Systems, LP, a Texas limited partnership (“IEC”), Integrated Drilling Equipment, LLC, a Delaware limited liability company (“IDET”), Queststar Investments, LLC, a Nevada limited liability company (“Queststar”), and IDE Holdings GP, LLC, a Delaware limited liability company (“IDE GP”); and
          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
          Section 1.1 Defined Terms. The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):
     “Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

     “Additional Agreements” means the (i) Escrow Agreement and (ii) Parent Shareholders’ Agreement.
     “Additional First Tranche Earnout Shares” has the meaning set forth in Section 2.9(d).
     “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of Voting Securities, by Contract or otherwise. For the avoidance of doubt, the Affiliates of the Company include, without limitation, IDE Holdings, ARS, IEC, IDET, Queststar, IDE GP, and IEC Oklahoma and their Affiliates.
     “Agreed Claims” has the meaning set forth in Section 7.3(e).
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Appraisal Shares” has the meaning set forth in Section 2.7(f).
     “ARS” has the meaning set forth in the recitals to this Agreement.
     “Blue Sky Laws” means state securities or “blue sky” laws.
     “Business” means the business and operations of the Company and its Subsidiaries as conducted on the date hereof.
     “Business Day” means a day on which banks and stock exchanges are open for business in New York, New York (excluding Saturdays, Sundays and public holidays).
     “Business Intellectual Property” means all Intellectual Property used or held for use in, or necessary to conduct, the Business.
     “Cash” means the Company’s cash and cash equivalents that would be treated as cash on a consolidated balance sheet of the Company prepared in accordance with GAAP.
     “Certificate of Merger” has the meaning set forth in Section 2.2.
     “Change in Recommendation” means the withdrawal of, or modification in a manner adverse to the Company of, the recommendation of the Board of Directors of Parent to the Parent Stockholders referred to in Section 5.2(d) or the recommendation by the Board of Directors of Parent to the Parent Stockholders to vote in favor of any Parent Acquisition Proposal.
     “Claim” has the meaning set forth in Section 5.9.
     “Claim Certificate” has the meaning set forth in Section 7.3(a).
     “Closing” has the meaning set forth in Section 2.3.
     “Closing Date” has the meaning set forth in Section 2.3.

     “Closing Net Debt” has the meaning set forth in Section 2.8(a).
     “Closing Net Debt Statement” has the meaning set forth in Section 2.8(a).
     “Closing Net Working Capital” has the meaning set forth in Section 2.8(a).
     “Closing Net Working Capital Schedule” has the meaning set forth in Section 2.8(a).
     “Closing Price” means, with respect to the Parent Common Stock, the last sale price regular-way or, in case no such sale takes place on such date, the average of the closing bid and asked prices regular-way on the principal national securities exchange on which the securities are listed or admitted to trading, or, if on any day the Parent Common Stock is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter bulletin board, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm’s length transactions).
     “Code” means Internal Revenue Code of 1986, as amended.
     “Common Cash Consideration” has the meaning set forth in Section 2.7(c)(ii).
     “Common Cash Percentage” means 21.80233%.
     “Common Earnout Percentage” means 62.5%.
     “Common Stock Percentage” means 97.5%.
     “Company” has the meaning set forth in the preamble to this Agreement.
     “Company Acquisition Proposal” means, with respect to the Company, other than with respect to the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in (A) any acquisition or purchase, direct or indirect, of any class of Equity Securities of the Company or its Subsidiaries, (B) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction, (C) any sale of all or a significant portion of the assets of the Company and its Subsidiaries, (D) any transaction with a special purpose acquisition company or (E) any transaction that, if consummated, would result in a change in the composition of the Board of Directors of the Company.
     “Company Assets” has the meaning set forth in Section 3.10(a)(i).
     “Company Certificates” has the meaning set forth in Section 2.7(d).
     “Company Common Stock” has the meaning set forth in Section 2.7(b).
     “Company Disclosure Statement” means the Company Disclosure Statement dated as of the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.
     “Company Financial Statements” has the meaning set forth in Section 3.6(a).

     “Company Insurance Policies” has the meaning set forth in Section 3.18(a).
     “Company Lease” has the meaning set forth in Section 3.10(c)(iii).
     “Company Leased Real Property” has the meaning set forth in Section 3.10(c)(i).
     “Company Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) has, or is reasonably likely to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed by themselves to be or constitute a Company Material Adverse Effect: (i) the effect of any change in the United States or foreign economies, capital markets or political conditions in general to the extent that it does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; (ii) the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; or (iii) the effect of any changes in Laws applicable to the Company or its Subsidiaries or changes in GAAP.
     “Company Material Contracts” has the meaning set forth in Section 3.11(a).
     “Company Permits” has the meaning set forth in Section 3.15.
     “Company Preferred Stock” has the meaning set forth in Section 2.7(b).
     “Company Stockholders” has the meaning set forth in Section 2.7(c).
     “Company Tax Returns” has the meaning set forth in Section 3.8(a).
     “Confidentiality Agreement” has the meaning set forth in Section 5.4.
     “Consents” means all consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.
     “Contract” means, with respect to any Person, all agreements, contracts, purchase orders, term sheets, letters of intent, sales orders or other understandings, commitments, obligations or arrangements (whether written or oral) (a) to which such Person is a party; (b) under which such Person has any rights; (c) under which such Person has any Liability; or (d) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including, in each case, all amendments, modifications and supplements thereto.
     “Contribution Agreements” has the meaning set forth in Section 3.24.

     “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans listed in Section 3.16(a) of the Company Disclosure Statement.
     “Corporate Records” has the meaning set forth in Section 3.1(b).
     “Credit Agreement Documentation” means the Credit Facility and any amendments, ancillary agreements and documentation entered into in connection therewith.
     “Credit Facility” means (a) the Credit Agreement by and among ARS and Prospect Capital Corporation, as Agent, dated as of November 20, 2007 and amended by the First Amendment to Credit Agreement and Termination of Participation Agreement, dated as of September 30, 2008; (b) the Guaranty and Collateral Agreement, by ARS and IEC in favor of Prospect Capital Corporation, as Agent, dated as of November 20, 2007; (c) the Pledge Agreement, by Queststar Investments LLC in favor of Prospect Capital Corporation, dated as of November 20, 2007; (d) the Promissory Notes by ARS in favor of Prospect Capital Corporation, dated as of November 20, 2007 and the Amended and Restated Promissory Note as of September 30, 2008; (e) the Credit Agreement by and among IEC and Prospect Capital Corporation, as Agent, dated as of November 20, 2007 and amended by the First Amendment to Credit Agreement and Termination of Participation Agreement, dated September 30, 2008; (f) the Guaranty and Collateral Agreement by IEC and ARS in favor of Prospect Capital Corporation, as Agent, dated as of November 20, 2007; (g) the Pledge Agreement by SDC Management, L.L.C., Stephen D. Cope, Eric Storm, Ronald Moreau and Jeff Sweet in favor of Prospect Capital Corporation, dated as of November 20, 2007; (h) the Promissory Notes by IEC in favor of Prospect Capital Corporation, dated as of November 20, 2007 and the Amended and Restated Promissory Note as of September 30, 2008; (i) the Reaffirmation of Security Instruments among IEC, as Borrower, ARS and IEC Oklahoma, as Guarantors, and SDC Management, L.L.C., Stephen D. Cope, Eric Storm, Ronald Moreau and Jeff Sweet, as Permitted Holders, and Prospect Capital Corporation, as Agent, dated September 30, 2008; and (j) the Reaffirmation of Security Instruments among ARS, as Borrower, IEC, as Guarantor, Queststar Investments LLC, as Permitted Holder, and Prospect Capital Corporation, as Agent, dated September 30, 2008.
     “Current Assets” means the Company’s current assets (excluding Cash and any deferred Tax assets) that would be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP.
     “Current Liabilities” means the Company’s current liabilities (excluding Indebtedness, any deferred Tax liabilities and any payment, obligation and liability for the employer’s portion of any withholding taxes, benefits obligations and liabilities and excluding any accrued expenses incurred in connection with the transactions contemplated by this Agreement) that would be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP.
     “December Financial Statements” has the meaning set forth in Section 5.2(f).

     “Deductible” has the meaning set forth in Section 7.2(b).
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Disclosure Statements” means the Company Disclosure Statement and the Parent Disclosure Statement.
     “DLLCA” means the Limited Liability Company Act of the State of Delaware.
     “Earnout Adjustment” has the meaning set forth in Section 2.8(d).
     “Earnout EBITDA” means the EBITDA of Parent for the relevant period, excluding any expenses incurred in connection with the transactions contemplated by this Agreement and excluding any EBITDA contributions from, and any corresponding costs, including acquisition costs, associated with, any acquisitions consummated by Parent or any of its Subsidiaries subsequent to the Closing Date.
     “Earnout Shares” has the meaning set forth in Section 2.9(a).
     “EBITDA” means, with respect to any Person, the net income reflected in such Person’s consolidated audited financial statements for the relevant period, plus any expenses incurred for interest, income Taxes, depreciation and amortization, in each case in accordance with GAAP
     “Effective Time” has the meaning set forth in Section 2.2.
     “Employee Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, contract, letter or agreement.
     “Environmental Law” means all federal, state, local, and foreign Laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
     “Environmental Reports” has the meaning set forth in Section 5.14.

     “Equity Securities” means any capital stock or other equity or voting interest or any security, warrant, or evidence of indebtedness convertible into or exchangeable for any capital stock, or other equity interest, or any right, warrant or option to acquire any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     “Escrow Agent” has the meaning set forth in Section 2.11.
     “Escrow Agreement” means the agreement entered into at the Closing between Parent, the Escrow Representative, and the Escrow Agent, in substantially the form of Exhibit A attached hereto.
     “Escrow Representative” means, initially, Stephen D. Cope and each successor thereto appointed by its respective predecessor.
     “Escrow Representative’s Objection” has the meaning set forth in Section 2.8(b).
     “Escrowed Indemnity Shares” has the meaning set forth in Section 2.11.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” means (i) any Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period in excess of any amounts specifically identified and reserved therefor as part of the calculation of the Current Liabilities set forth on the Closing Net Working Capital Schedule (rather than any notes thereto) (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) any Taxes of any other Person for which the Company or any of its Subsidiaries may be liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise (other than Taxes of Parent or any of its Subsidiaries other than the Company and its Subsidiaries). For purposes of this Agreement, in the case of any taxable year or period beginning before and ending after the Closing Date, (x) Property Taxes of the Company and its Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable year or period, and (y) Taxes (other than Property Taxes) of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be computed as if such taxable year or period ended on and included the Closing Date.
     “First Target” has the meaning set forth in Section 2.9(b).

     “First Target Shares” has the meaning set forth in Section 2.9(b).
     “First Tranche” has the meaning set forth in Section 2.9(a).
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Entity” means, in any jurisdiction, any (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal; (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity); or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
     “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “IDE GP” has the meaning set forth in the recitals to this Agreement.
     “IDE Holdings” has the meaning set forth in the recitals to this Agreement.
     “IDE Merger Agreement” has the meaning set forth in Section 3.24.
     “IDET” has the meaning set forth in the recitals to this Agreement.
     “IEC” has the meaning set forth in the recitals to this Agreement.
     “IEC Oklahoma” means IEC-Systems Oklahoma, LLC, a wholly-owned subsidiary of IEC.
     “Improvements” means, in the case of Company Leased Real Property, any landlord and tenant improvement work, alterations, improvements, structures or other renovations or modifications to the demised premises required or contemplated to be performed under the terms of any Lease.
     “Indebtedness” means, with respect to any Person on any date of determination (without duplication): (a) the principal component of indebtedness of such Person for borrowed money; (b) the principal component of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of incurrence); (d) capitalized lease obligations of such Person; (e) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables); and (f) the principal component of Indebtedness of other Persons to the extent guaranteed by such Person.
     “Indemnified Parties” has the meaning set forth in Section 5.7(a).
     “Indemnity Escrow Release Date” means ten (10) Business Days following the filing of Parent’s Annual Report on Form 10-K for the year ending December 31, 2009.
     “Independent Accounting Firm” has the meaning set forth in Section 2.8(d).
     “Initial Business Combination” has the meaning set forth in Section 5.9.
     “Initial Cash Consideration” has the meaning set forth in Section 2.7(c)(ii).
     “Initial Parent Shares” means the aggregate of the Parent Common Stock to be issued pursuant to Sections 2.7(c)(i) and (ii).
     “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature throughout the world, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) rights of publicity, privacy, and rights to personal information, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.
     “IPO” has the meaning set forth in Section 5.9.
     “IPO Shares” means the shares of Parent Common Stock issued as part of Parent’s initial public offering.
     “Key Customers” has the meaning set forth in Section 3.20.
     “Key Employment Agreements” has the meaning set forth in Section 6.2(h).
     “Key Suppliers” has the meaning set forth in Section 3.20.
     “knowledge” means (a) with respect to the Company, the actual knowledge, after due inquiry, of any of the Persons set forth on Section 1.1 of the Company Disclosure Statement; and (b) with respect to Parent, the actual knowledge, after due inquiry, of any of the Persons set forth on Section 1.1 of the Parent Disclosure Statement.

     “Law” and “Laws” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders, licenses and determinations of all Governmental Entities.
     “Lease Disputes” has the meaning set forth in Section 3.10(c)(iv).
     “Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.
     “Lien” means any charge, claim, community property interest, condition, equitable interest, lien (including environmental and tax liens), encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Losses” has the meaning set forth in Section 7.2(c).
     “Merger” has the meaning set forth in the recitals to this Agreement.
     “Merger Consideration” means, collectively, the aggregate of the Initial Parent Shares, the Initial Cash Consideration and any Earnout Shares issued pursuant to Section 2.9.
     “Merger Sub” has the meaning set forth in the preamble to this Agreement.
     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
     “Multiple Employer Plan” has the meaning set forth in Section 3.16(g).
     “Negotiation Period” has the meaning set forth in Section 2.8(c).
     “Net Debt Amount” means an amount equal to the amount of Indebtedness less Cash of the Company and its consolidated Subsidiaries.
     “Net Working Capital” means Current Assets minus Current Liabilities.
     “Nonqualified Deferred Compensation Plan” has the meaning set forth in Section 3.16(m).
     “Notice of Objection” has the meaning set forth in Section 7.3(b).
     “NYSEAlternextUS” has the meaning set forth in Section 4.9(c).
     “Order” means any award, decision, stipulation, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Entity.

     “Organizational Documents” means, with respect to any Person, its certificate or articles of incorporation, its by-laws, its memorandum and articles of association, its limited liability company agreement or operating agreement, its certificate of formation, its partnership or limited partnership agreement, its trust indenture or agreement or other documentation governing the organization or formation of such Person.
     “Other Filings” has the meaning set forth in Section 5.2(a).
     “Parent” has the meaning set forth in the preamble to this Agreement.
     “Parent Acquisition Proposal” means, with respect to Parent, other than the transactions contemplated by this Agreement, any offer or proposal by Parent relating to (A) an acquisition or purchase by Parent, direct or indirect, of all or substantially all of the assets of a third party or a class of equity or Voting Securities of a third party, (B) any tender or exchange offer by Parent for the securities of a third party, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent.
     “Parent Assets” has the meaning set forth in Section 4.10(a)(i).
     “Parent Common Stock” has the meaning set forth in Section 2.7(c)(i).
     “Parent Contracts” has the meaning set forth in Section 4.11(a).
     “Parent Corporate Records” has the meaning set forth in Section 4.1(b).
     “Parent Disclosure Statement” means the Parent Disclosure Statement dated as of the date hereof and delivered by Parent herewith.
     “Parent Financial Statements” has the meaning set forth in Section 4.9(b).
     “Parent Indemnitees” has the meaning set forth in Section 7.2(a).
     “Parent Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) has, or is reasonably likely to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent or Merger Sub or (b) would prevent or materially impair or materially delay the ability of Parent or Merger Sub to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed by themselves to be or constitute a Parent Material Adverse Effect: (i) the effect of any change in the United States or foreign economies, capital markets or political conditions in general to the extent that it does not disproportionately affect Parent; (ii) the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect Parent; (iii) the effect of any changes in applicable Laws applicable to Parent or changes in GAAP; or (iv) changes in the market price or trading volume of the Parent Common Stock.

     “Parent SEC Reports” has the meaning set forth in Section 4.9(a).
     “Parent Shareholders’ Agreement” means the Parent Shareholders’ Agreement entered into at the Closing, in substantially the form of Exhibit B attached hereto.
     “Parent Stockholder Approval” means the approval of the Transaction and all other Voting Matters, by the Parent Stockholders holding the number of shares of Parent Common Stock required under the DGCL and Parent’s Organizational Documents to authorize and approve such Voting Matters; provided that, even if such vote were obtained, the Parent Stockholder Approval shall be deemed not to have occurred if holders of 30% or more of the shares of Parent Common Stock that were issued in Parent’s initial public offering vote against the Transaction and properly elect to convert their shares into an amount of cash per share equal to the Trust Value Per Share.
     “Parent Stockholders” means holders of Parent Common Stock.
     “Parent Stockholders’ Meeting” has the meaning set forth in Section 5.2(b).
     “Parent Tax Returns” has the meaning set forth in Section 4.8(a).
     “Parent’s Objection” has the meaning set forth in Section 2.8(c).
     “Permits” means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.
     “Permitted Liens” means, with respect to any Person, Liens (a) for Taxes, assessments and other governmental charges, if such Taxes, assessments or charges shall not be due and payable or which the Person is contesting in good faith through appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (b) for inchoate workmen’s, mechanic’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business in respect of obligations which are not overdue (excluding Liens arising under ERISA); (c) that would be shown by a current accurate survey or physical inspection of the real property or that would be disclosed on a current accurate title report of the real property, which are minor title defects, recorded easements, and zoning, entitlement or other land use or environmental regulation and, in each case, that do not, individually or in the aggregate, impair the Business, assuming that the property is used on substantially the same basis as such property is currently being used by the Company or its Subsidiaries, or the continued use, occupancy, value or marketability of title of the property to which they relate; or (d) arising under the Credit Agreement Documentation.
     “Person” means any individual, sole proprietorship, firm, corporation (including any non-profit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, entity or Governmental Entity, including any successor (by merger or otherwise) of such entity.

     “Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.
     “Preferred Cash Consideration” has the meaning set forth in Section 2.7(c)(i).
     “Preferred Cash Percentage” means 78.19767%.
     “Preferred Earnout Percentage” means 37.5%.
     “Preferred Stock Percentage” means 2.5%.
     “Property Taxes” means real, personal and intangible ad valorem property taxes.
     “Prospectus” has the meaning set forth in Section 3.26.
     “Proxy Confirmation” has the meaning set forth in Section 5.2(e).
     “Proxy Statement” means the proxy statement that Parent sends to the Parent Stockholders for purposes of soliciting proxies for the Parent Stockholders’ Meeting, as provided in Section 5.2(b).
     “Proxy Statement Date” means the first date on which Parent expects to distribute the Proxy Statement to the Parent Stockholders.
     “Qualified Plans” has the meaning set forth in Section 3.16(c).
     “Queststar” has the meaning set forth in the recitals to this Agreement.
     “Related Documents” has the meaning set forth in Section 3.10(c)(iii).
     “Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Reorganization Taxes” means any Taxes of Parent, the Company, or any of their respective Subsidiaries resulting from the failure of the Merger or any other transaction contemplated by this Agreement, the IDE Merger Agreement or the Contribution Agreements to qualify as a reorganization within the meaning of Section 368(a) of the Code or as a transfer described in Section 351(a) or (b) of the Code (or any similar provision of state, local or foreign Tax Law), other than Taxes resulting from such a failure which failure is solely the result of any action, transaction or omission taken or omitted to be taken, as the case may be, pursuant to a resolution or written consent of the Board of Directors of Parent, resolved or made after the Effective Time following full disclosure to all of the members of the Board of Directors of the possibility that the actions, transactions or omissions contemplated by such resolution or written consent could result in the Merger or any other transaction contemplated by this Agreement, the IDE Merger Agreement or the Contribution Agreements failing to qualify as a reorganization within the meaning of Section 368(a) of the Code or as a transfer described in Section 351(a) or

(b) of the Code (or any similar provision of state, local or foreign Tax Law) and thus subject to Tax.
     “Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.
     “Rules” has the meaning set forth in Section 7.3(b).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder.
     “SEC” means the Securities and Exchange Commission.
     “Second Target” has the meaning set forth in Section 2.9(c).
     “Second Target Shares” has the meaning set forth in Section 2.9(c).
     “Second Tranche” has the meaning set forth in Section 2.9(a).
     “Section 262” has the meaning set forth in Section 2.7(c).
     “Securities Act” means the Securities Act of 1933, as amended.
     “September 30, 2008 Parent Balance Sheet” has the meaning set forth in Section 4.6(a).
     “Subsidiary” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which 50% or more of the outstanding equity securities are on the date hereof directly or indirectly owned by such party; provided that no Person will be considered to be a Subsidiary of such Person’s general partner by virtue of such general partnership interest. For the avoidance of doubt, the Subsidiaries of the Company include, without limitation, IDE Holdings, ARS, IEC, Queststar, IDET, IDE GP, and IEC Oklahoma and their Subsidiaries.
     “Superior Proposal” means any bona fide written Parent Acquisition Proposal on terms which the Board of Directors of Parent determines in good faith, after consultation with its legal and financial advisors, to be more favorable from a financial point of view to the holders of Parent Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the likelihood and timing of consummation thereof), and this Agreement (including any changes to the terms of this Agreement proposed by the Company to Parent in writing in response to such proposal or otherwise).
     “Suppliers” means manufacturers, vendors or suppliers.
     “Survival Period” has the meaning set forth in Section 7.1.
     “Surviving Entity” has the meaning set forth in the recitals to this Agreement.
     “Target” means the First Target and/or the Second Target, as applicable.

     “Target Shares” means the First Target Shares and/or the Second Target Shares, as applicable.
     “Tax” or “Taxes” means all federal, national, state, province, local and foreign taxes, charges, duties, fees, levies or other assessments, including without limitation income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, capital stock, customs duties, net worth, windfall profits, capital gains, transfer, registration, estimated, stamp, social security, environmental, occupation, franchise or other taxes of any kind whatsoever, imposed by any Governmental Entity, and all interest, additions to tax, penalties and other similar amounts imposed thereon.
     “Tax Return” means, with respect to any Person, all federal, national, state, province, local and foreign Tax returns, reports, declarations, statements and other documentation, including any schedule or attachment thereto and any amendment thereof, required to be filed by or on behalf of such Person (or any predecessor) or any consolidated, combined, affiliated or unitary group of which such Person is or has been a member (but only with respect to taxable periods during which such Person is a member thereof), including information returns required to be provided to any payee or other Person.
     “Termination Date” has the meaning set forth in Section 8.1(b).
     “Third Party Claim” has the meaning set forth in Section 7.3(a).
     “Tranche” has the meaning set forth in Section 2.9(a).
     “Transaction” means the transactions contemplated by the Transaction Documents.
     “Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Statement and the Parent Disclosure Statement, and the Additional Agreements and Key Employment Agreements.
     “Trust Account” means the trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee on behalf of Parent, which was formed to hold the net proceeds from Parent’s IPO and sale of insider securities.
     “Trust Agreement” has the meaning set forth in Section 3.26.
     “Trust Fund” has the meaning set forth in Section 4.21.
     “Trust Value Per Share” means the quotient of (x) the aggregate amount in the Trust Account, inclusive of any interest thereon, as of two (2) Business Days prior to the Closing Date, divided by (y) the number of IPO Shares.
     “Unaffiliated Directors” has the meaning set forth in Section 7.6.
     “Voting Matters” has the meaning set forth in Section 5.2(a).

     “Voting Securities” means, with respect to any Person, the common stock and any other securities issued by such Person that are outstanding and entitled to vote generally in the election of directors of such Person.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.
ARTICLE II
THE MERGER
          Section 2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the DLLCA, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving entity and shall succeed to assume all the property, rights, privileges, powers and franchises of the Company in accordance with the DGCL and the DLLCA.
          Section 2.2 Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date (as defined below), each of Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL and the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as shall be agreed upon by the Company, Parent and Merger Sub and specified in the Certificate of Merger. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”
          Section 2.3 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent (the “Closing Date”) which shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date or time as the Company and Parent agree in writing.
          Section 2.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 264 of the DGCL and Section 18-209 of the DLLCA.
          Section 2.5 Organizational Documents; Governance.
               (a) Certificate of Incorporation; Bylaws. The Certificate of Formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of

Formation of the Surviving Entity from and after the Effective Time until thereafter amended. The Limited Liability Company Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Agreement of the Surviving Entity from and after the Effective Time, except that the board of managers shall be reconstituted as set forth in Section 2.5(b) until thereafter amended.
               (b) Board of Directors; Officers.
                    (i) From and after the Effective Time, Parent and the Surviving Entity shall be governed by a board of directors or board of managers, as the case may be, consisting of the persons identified on Exhibit C attached hereto, and each shall serve as a member of such board from and after the Effective Time until his or her successor shall have been elected or appointed and shall have qualified in accordance with applicable Law and the Certificate of Incorporation or Bylaws of Parent or the Limited Liability Company Agreement of the Surviving Entity, as applicable. In order to effectuate the foregoing, Parent and the Company shall use their commercially reasonable efforts to procure, in connection with the Closing, the resignation and election of directors such that the composition of Parent’s board of directors and the Surviving Entity’s board of managers after giving effect to the Closing is consistent with this paragraph.
                    (ii) From and after the Effective Time, the executive officers of Parent and the Surviving Entity shall consist of the persons identified on Exhibit D attached hereto, and each shall serve as an executive officer at the discretion of the board of directors of Parent or the board of managers of the Surviving Entity, as the case may be. In order to effectuate the foregoing, Parent and the Company shall use their commercially reasonable efforts to procure, in connection with the Closing, the resignation and appointment of officers such that the composition of Parent’s and the Surviving Entity’s officers after giving effect to the Closing is consistent with this paragraph.
          Section 2.6 Parent Certificate of Incorporation; Bylaws. The Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be amended immediately prior to the Effective Time, in substantially the form of Exhibit E attached hereto, and, as so amended, shall be the certificate of incorporation of Parent until thereafter changed or amended as provided therein or by applicable Law. The Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be in substantially the form of Exhibit F attached hereto, and shall be the bylaws of Parent until thereafter changed or amended as provided therein or by applicable Law.
          Section 2.7 Effect on Capital Stock and Additional Share Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:
               (a) Each membership interest of Merger Sub outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) membership interest of the Surviving

Entity, and such membership interests shall constitute the only outstanding membership interests of the Surviving Entity, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding membership interests of the Surviving Entity.
               (b) Each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), and of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Company Preferred Stock”), held in the treasury of the Company and each share of Company Common Stock and Company Preferred Stock owned by Parent, or any other direct or indirect, wholly owned subsidiary of Parent, immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist and no payment or other consideration shall be made with respect thereto.
               (c) Other than the shares cancelled pursuant to Section 2.7(b) and any shares owned by Company Stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL (“Section 262”) (which shares shall have the rights as provided in Section 2.7(f)), and subject to Sections 2.7(e) and 2.8:
                    (i) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into and represent the right to receive (A) the quotient of (I) the product of (X) the Preferred Cash Percentage multiplied by (Y) $43,000,000 divided by (II) the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time (the “Preferred Cash Consideration”), (B) a number of fully paid and non-assessable shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) equal to the quotient of (I) the quotient of (X) the product of the Preferred Stock Percentage multiplied by $50,000,000 divided by (Y) the Trust Value Per Share divided by (II) the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time, and (C) such additional shares of Parent Common Stock as may be issuable pursuant to Section 2.9 (if any); and
                    (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into and represent the right to receive (A) the quotient of (I) the product of (X) the Common Cash Percentage multiplied by (Y) $43,000,000 divided by (II) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the “Common Cash Consideration” and together with the Preferred Cash Consideration, the “Initial Cash Consideration”), (B) a number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (I) the quotient of (X) the product of the Common Stock Percentage multiplied by $50,000,000 divided by (Y) the Trust Value Per Share divided by (II) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (C) such additional shares of Parent Common Stock as may be issuable pursuant to Section 2.9 (if any);

provided that shares having a value of $12,500,000 (using a value per share equal to the Trust Value Per Share) of the Initial Parent Shares shall be deposited into escrow at the Closing to satisfy the indemnity set forth in Article VII hereof in accordance with Section 2.11 hereof. Section 2.7(c) of the Company Disclosure Statement sets forth the allocation of Initial Cash Consideration, Initial Parent Shares and the Escrowed Indemnity Shares to be deposited into escrow with the Escrow Agent among all of the holders of the Company Preferred Stock and Company Common Stock (the “Company Stockholders”) immediately prior to the Effective Time.
               (d) Each share of Company Common Stock and Company Preferred Stock converted pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and the certificates previously representing such shares of Company Common Stock and Company Preferred Stock (the “Company Certificates”) shall thereafter represent solely the right to receive the Merger Consideration, subject to the conditions set forth in this Article II and the Escrow Agreement.
               (e) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Common Stock and Company Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock which such holder would otherwise receive) shall, upon compliance with Section 2.10 hereof, receive from Parent, in lieu of such fractional share, a number of shares that is rounded up to the next whole number.
               (f) Notwithstanding anything in this Agreement to the contrary, the shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any Company Stockholder that is entitled to demand and properly demands appraisal of shares of Company Common Stock and Company Preferred Stock pursuant to, and complies in all respects with, the provisions of Section 262 (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in (but subject to) this Article II, but, instead, such Company Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such Company Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to the relief provided by Section 262, then the rights of such Company Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in (but subject to) this Article II. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or Company Preferred Stock, and Parent shall have the opportunity to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

               (g) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the exchange ratios set forth in Section 2.7(c)(i) and (ii) and Section 2.8 shall be appropriately adjusted to provide to the holders of Company Common Stock and Company Preferred Stock the right to receive the same economic effect as contemplated by this Agreement immediately prior to such adjustment.
          Section 2.8 Post-Closing Adjustment.
               (a) Within forty-five (45) days following the Closing, Parent shall prepare and deliver to the Escrow Representative (i) a statement (the “Closing Net Debt Statement”), setting forth a calculation of the Net Debt as of the Closing (the “Closing Net Debt”) and (ii) a schedule (the “Closing Net Working Capital Schedule”), setting forth a calculation of the Net Working Capital as of the Closing (the “Closing Net Working Capital”). The Closing Net Debt Statement and the Closing Net Working Capital Schedule shall be prepared on the same form and basis using accounting principles, practices and methods consistent with those used in preparing Schedules 2.8(d)(i) and (ii).
               (b) The Escrow Representative shall have thirty (30) days after the delivery by Parent to review the Closing Net Debt Statement and Closing Net Working Capital Schedule. Parent shall, from and after the Closing Date, provide the Escrow Representative and its accountants with all data and financial statements reasonably requested by the Escrow Representative, and full access to the books and records, any other information, including work of its accountants, and to any employees to the extent necessary for the Escrow Representative to review the Closing Net Debt Statement and Closing Net Working Capital Schedule. In the event that the Escrow Representative believes in good faith that the Closing Net Debt Statement or Closing Net Working Capital Schedule is not accurate or has not been determined on the basis set forth in Section 2.8(a), the Escrow Representative shall inform Parent in writing (the “Escrow Representative’s Objection”), setting forth a specific description of the basis of the Escrow Representative’s Objection and the adjustments to the Closing Net Debt or Closing Net Working Capital which the Escrow Representative believes should be made, on or before the last day of such thirty (30) day period. Failure to notify Parent within such thirty (30) day period shall constitute acceptance and approval by the Escrow Representative of Parent’s Closing Net Debt Statement and Closing Net Working Capital Schedule. If the Escrow Representative objects to the Closing Net Debt Statement or Closing Net Working Capital Schedule, Parent shall then have fifteen (15) days to review and respond to the Escrow Representative’s Objection. If any proposed change set forth in the Escrow Representative’s Objection is not accepted by Parent, then Parent shall within fifteen (15) days after receipt of the Escrow Representative’s Objection give written notice to the Escrow Representative of Parent’s objection to such change (the “Parent’s Objection”). Failure to so notify the Escrow Representative within such fifteen (15) day period shall constitute acceptance and approval by Parent of the Escrow Representative’s Objection. Parent’s Closing Net Debt Statement and Closing Net Working Capital Schedule, as adjusted for any matter included in the Escrow Representative’s Objection that is not disputed in Parent’s Objection, shall be deemed conclusively accepted by the Escrow Representative and Parent, except in respect of those matters still in dispute in accordance herewith. For a period of fifteen (15) days after Parent’s Objection (the “Negotiation Period”), the Escrow Representative

and Parent shall negotiate in good faith to resolve any remaining disputes as expeditiously as possible.
               (c) If Parent and the Escrow Representative are unable to resolve all of their disagreements with respect to the determination of Closing Net Debt or Closing Net Working Capital after the expiration of the Negotiation Period, they shall refer their remaining differences to a mutually agreeable nationally recognized firm of independent public accountants (the “Independent Accounting Firm”), which shall determine solely on the basis of the standard set forth in Section 2.8(a) hereof, and only with respect to the remaining differences and objections so submitted, whether and to what extent, if any, the Closing Net Debt or Closing Net Working Capital requires adjustment. Each of Parent and the Escrow Representative shall make complete submissions to the Independent Accounting Firm within ten (10) days following the engagement of the Independent Accounting Firm. Failure by either party to make a complete submission prior to the ten (10) day period will be deemed to be a waiver of such party’s right to make a submission. The parties shall instruct the Independent Accounting Firm to deliver its written determination to the Escrow Representative and Parent no later than the twentieth (20th) day after the remaining differences underlying the Escrow Representative’s Objection and Parent’s Objection are referred to the Independent Accounting Firm. The Independent Accounting Firm shall resolve the dispute and determine the Closing Net Debt and Closing Net Working Capital, not on the basis of an independent review, but only within the disputed range and based on the standard set forth in this Agreement. Such resolution shall be set forth in a written statement delivered to Parent and the Escrow Representative. The Independent Accounting Firm’s determination shall be conclusive and binding upon the Escrow Representative and Parent. The fees and disbursements of the Independent Accounting Firm shall be shared equally by Parent and the Escrow Representative.
               (d) Within ten (10) Business Days following determination of the Closing Net Debt and the Closing Net Working Capital (as finally determined pursuant to this Section 2.8) Parent shall make an adjustment to, and publicly disclose in a Form 8-K filed with the SEC its determination of, the maximum number of Earnout Shares issuable pursuant to Section 2.9(b), (c), (d) or (e), as follows: (i) for every dollar by which (a) the net debt included in Schedule 2.8(d)(i) exceeds the Closing Net Debt and/or (b) the Closing Net Working Capital exceeds the net working capital included in Schedule 2.8(d)(ii), the Earnout Shares issuable upon the achievement of the First Target, or, if the First Target is not achieved, the Second Target, under Section 2.9(b), (c), (d) or (e), as the case may be, shall be increased (without duplication) by an amount equal to (x) $1 divided by (y) the Trust Value Per Share, and (ii) for every dollar by which (a) the Closing Net Debt exceeds the net debt included in Schedule 2.8(d)(i) and/or (b) the net working capital included in Schedule 2.8(d)(ii) exceeds the Closing Net Working Capital, the Earnout Shares issuable upon the achievement of the First Target, or, if the First Target is not achieved, the Second Target, under Section 2.9(b), (c), (d) or (e), as the case may be, shall be decreased (without duplication) by an amount equal to (x) $1 divided by (y) the Trust Value Per Share (the amount of the increase or decrease pursuant to clause (i) or clause (ii) of this Section 2.8 being referred to as the “Earnout Adjustment”), in either case, together with interest on the Earnout Adjustment at the rate designated by JPMorgan Chase Bank, N.A. as its prime rate in effect on the Closing Date for the period from and including the Closing Date to, but excluding, the date of such issuance of such Earnout Shares. The adjustment to the maximum number of Earnout Shares issuable shall be treated for all Tax purposes as an adjustment to the Merger

Consideration. No fraction of a share of Parent Common Stock will be issued by virtue of Section 2.8(d), and each holder of shares of Company Common Stock and Company Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock which such holder would otherwise receive) shall, subject to compliance with Section 2.10 hereof, receive from Parent, in lieu of such fractional share, a number of shares that is rounded up to the next whole number.
          Section 2.9 Earnout.
               (a) Subject to Section 2.8(d), a total number of shares of Parent Common Stock equal to up to (i) $156,000,000 divided by (ii) the Trust Value Per Share (the “Earnout Shares”), divided into two tranches, the first of which shall consist of $50,000,000 divided by the Trust Value Per Share of the total Earnout Shares (the “First Tranche”) and the second of which shall consist of $106,000,000 divided by the Trust Value Per Share of the total Earnout Shares (the “Second Tranche”) (each, a “Tranche”), shall be issuable to the Company Stockholders subject to and in accordance with the terms and conditions of this Section 2.9.
               (b) Not more than ten (10) Business Days after Parent has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Parent shall notify the Escrow Representative of and shall publicly disclose in a Form 8-K filed with the SEC of its determination of the Earnout EBITDA for the fiscal year ended December 31, 2009. If the Earnout EBITDA for the fiscal year ended December 31, 2009, is equal to or greater than $55,000,000 (the achievement of the foregoing, the “First Target”), then within ten (10) Business Days, or twenty (20) Business Days if the Company has made any election of the type described in Section 2.9(f), after the public disclosure of the Earnout EBITDA for such period, Parent shall issue the First Tranche of the Earnout Shares (less any Earnout Shares for which an offer made by the Company pursuant to Section 2.9(f) has been accepted), which shares (the “First Target Shares”) and cash, if any, shall be allocated among the Company Stockholders in accordance with Section 2.9(g) hereof. Except as specified in Section 2.9(e), if the First Target is not achieved upon completion of the audit of Parent’s financial statements for 2009, the First Target Shares shall not be issuable.
               (c) Not more than ten (10) Business Days after Parent has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Parent shall notify the Escrow Representative of and shall publicly disclose in a Form 8-K filed with the SEC of its determination of the Earnout EBITDA for the fiscal year ended December 31, 2010. If the Earnout EBITDA for the fiscal year ended December 31, 2010, is equal to or greater than $78,000,000 (the achievement of the foregoing, the “Second Target”), then within ten (10) Business Days, or twenty (20) Business Days if the Company has made any election of the type described in Section 2.9(f), after the public disclosure of the Earnout EBITDA for such period, Parent shall issue the Second Tranche of the Earnout Shares (less any Additional First Tranche Earnout Shares issued in accordance with Section 2.9(d) and less any Earnout Shares for which an offer made by the Company pursuant to Section 2.9(f) has been accepted), which shares (the “Second Target Shares”) and cash, if any, shall be allocated among the Company Stockholders in accordance with Section 2.9(g) hereof. Except as specified in Section 2.9(e), if the Second Target is not achieved upon completion of the audit of Parent’s financial statements for 2010, the Second Target Shares shall not be issuable.

               (d) In addition to the foregoing, if the Earnout EBITDA for the fiscal year ended December 31, 2009 is greater than $55,000,000, then for every dollar by which such Earnout EBITDA exceeds $55,000,000 up to a maximum of $80,000,000 of Earnout EBITDA, Parent shall within ten (10) Business Days, or twenty (20) Business Days if the Company has made any election of the type described in Section 2.9(f), after the public disclosure of the Earnout EBITDA for such period, Parent shall issue additional First Target Shares equal to (i) $1 divided by (ii) the Trust Value Per Share (the “Additional First Tranche Earnout Shares”) (less any Earnout Shares for which an offer made by the Company pursuant to Section 2.9(f) has been accepted), which shares and cash, if any, shall be allocated among the Company Stockholders in accordance with Section 2.9(g) hereof.
               (e) Notwithstanding the foregoing, if the First Target is not met and the cumulative Earnout EBITDA for the fiscal years ending December 31, 2009 and 2010 is equal to or greater than $133,000,000, then within ten (10) Business Days, or twenty (20) Business Days if the Company has made any election of the type described in Section 2.9(f), Parent shall issue the First Target Shares (less any Earnout Shares for which an offer made by the Company pursuant to Section 2.9(f) has been accepted) and cash, if any, which shares and cash, if any, shall be allocated among the Company Stockholders in accordance with Section 2.9(g) hereof.
               (f) At the Company ’s option, exercisable in its sole discretion within five (5) Business Days following the public disclosure of any Earnout EBITDA amounts, if any of the Earnout EBITDA targets referenced in Sections 2.9(b), (c), (d) or (e) have been achieved, the Company shall have the right to make an offer to Company Stockholders to pay up to 20% of the consideration to be issued in accordance with Sections 2.9(b), (c), (d) and (e) in cash rather than in shares of Parent Common Stock (using a value per share equal to the Trust Value Per Share). Any such offer shall be made to all Company Stockholders and may be accepted by any or all of such Company Stockholders for a period of ten (10) Business Days after the public disclosure by the Company pursuant to the previous sentence. If Parent elects to make an offer to Company Stockholders pursuant to this Section 2.9(f), Parent shall deliver by nationally-recognized overnight courier to each Company Stockholder written notice of such offer accompanied by a form of election pursuant to which such Company Stockholder may elect to receive cash in lieu of shares pursuant to such offer. If a Company Stockholder does not return the form of election, such Company Stockholder shall receive cash or shares, as determined by the Company it its sole discretion.
               (g) In the event that Earnout Shares are issuable pursuant to Sections 2.9(b), (c), (d) or (e), holders of Company Preferred Stock shall be entitled to a number of such Earnout Shares equal to the Preferred Earnout Percentage multiplied by the number of Earnout Shares, and holders of Company Common Stock shall be entitled to a number of Earnout Shares equal to the Common Earnout Percentage multiplied by the number of Earnout Shares.
               (h) In the event the outstanding shares of Parent Common Stock shall be subdivided or reclassified into a greater number of shares of Parent Common Stock, the Earnout Shares issuable upon the achievement of the applicable milestones shall be equitably and proportionately increased and, conversely, in connection with any such combination or reclassification into a smaller number of shares of Parent Common Stock, the Earnout Shares issuable upon the achievement of the applicable milestones shall be equitably and proportionately reduced. For example, for purposes of clarity, assuming 6,250,000 shares would be the amount of shares of Parent Common Stock issued as the Earnout Shares in the First Tranche, (x) in the case of a 2-for-1 stock split of Parent Common Stock, the Earnout Shares issuable upon the achievement of the first milestone shall be increased from 6,250,000 to 12,500,000 and (y) in the case of a 1-for-2 reverse stock split of Parent Common Stock, the Earnout Shares issuable upon the achievement of the first milestone shall be reduced from 6,250,000 to 3,125,000 (assuming for the purposes of this example that there are no adjustments to the number of shares of Parent Common Stock in a Tranche).
               (i) Without limiting the specificity of any of the foregoing, it is the intent of the parties to provide for fair and equitable adjustments to the Earnout Shares to preserve the economic benefits intended to be provided to the Company Stockholders under the terms of this Agreement in the event there is any change in or conversion of the Parent Common Stock and, accordingly, the Parent Board of Directors shall make appropriate equitable adjustments in connection therewith, as determined in the good faith judgment of the Parent Board of Directors.
               (j) No fraction of a share of Parent Common Stock will be issued by virtue of the Earnout, and each holder of shares of Company Common Stock or Company Preferred Stock immediately prior to the Closing who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock which such holder would otherwise receive) shall, upon compliance with Section 2.10 hereof, receive from Parent, in lieu of such fractional share, a number of Earnout Shares that is rounded up to the next whole number.
          Section 2.10 Surrender of Certificates.
               (a) Upon surrender of their Company Certificates at the Closing with a properly completed letter of transmittal (the form of such letter of transmittal to be provided by Parent to the Company for delivery to the Company Stockholders no later than five (5) Business Days prior to Closing), the holders of the Company Common Stock and Company Preferred Stock shall receive in exchange therefor the Merger Consideration and certificates representing the Initial Parent Shares into which their shares of Company Common Stock and Company Preferred Stock shall be converted at the Effective Time, less the Escrowed Indemnity Shares, and the Company Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable Merger Consideration or, in the case of holders of Appraisal Shares, the right to receive the applicable payments set forth in Section 2.7(f).
               (b) No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such Company Certificates. Subject to applicable Law, following surrender of any such Company Certificates with a properly completed letter of transmittal, Parent shall promptly deliver to the record holders thereof, without interest, the

Merger Consideration and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Merger Consideration.
          Section 2.11 Indemnity Escrow. As a remedy for the indemnity set forth in Article VII, at the Closing, Parent shall deposit with Continental Stock Transfer & Trust Company (the “Escrow Agent”) (or another escrow agent mutually agreed to by Parent and the Company) a number of the Initial Parent Shares having a value of $12,500,000 (using a value per share equal to the Trust Value Per Share) (the “Escrowed Indemnity Shares”), to be held in an escrow account (the “Escrow Account”) and released therefrom (if applicable) from time to time to Parent in satisfaction of such indemnity, all in accordance with Article VII hereof and the terms and conditions of the Escrow Agreement. On or prior to the second (2nd) Business Day following the Indemnity Escrow Release Date, the Escrow Agent shall release to the Company Stockholders from the Escrow Account, in accordance with the terms of the Escrow Agreement, a number of Escrowed Indemnity Shares equal to the excess of the number of the Escrowed Indemnity Shares then held in the Escrow Account over Escrowed Shares having a value (based on the average of the Closing Price of Parent Common Stock for the ten (10) consecutive Business Days immediately prior to the Indemnity Escrow Release Date) equal to the aggregate amount of unsatisfied or disputed claims for Losses specified in claims notices properly delivered in accordance with Section 7.3 on or prior to the Indemnity Escrow Release Date. Upon such release, the released Escrowed Indemnity Shares shall be issued to the Company Stockholders in accordance with Section 2.7(c) of the Company Disclosure Statement and the Escrow Agreement. Any Escrowed Indemnity Shares held with respect to any unresolved claims for indemnification shall continue to be held in the Escrow Account until the final resolution of such claims, and upon such final resolution, shall be applied in satisfaction of such claim for indemnification and any amounts in excess of the amounts needed to satisfy such claims for indemnification shall be delivered in accordance with the preceding sentence.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the applicable section or subsection of the Company Disclosure Statement (subject to Section 9.11), the Company hereby represents and warrants to Parent as follows:
          Section 3.1 Qualification; Organization; Subsidiaries.
               (a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as currently planned by the Company to be conducted. The Company is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary.
               (b) The minute books of the Company and each of its Subsidiaries contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors of the Company or the Board of Directors of such Subsidiary (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the respective dates of formation of such entities. True and complete copies of such Corporate Records have been made available to Parent.
               (c) Section 3.1(c) of the Company Disclosure Statement sets forth a complete and correct list of each Subsidiary of the Company, along with the jurisdiction of organization and percentage of outstanding equity interests owned, directly or indirectly, by the Company of each such Subsidiary. Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary of the Company has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and is currently planned by the Company to be conducted. Each Subsidiary of the Company is duly qualified to transact business in each jurisdiction in which the conduct or nature of its business makes such qualification necessary.
               (d) All equity interests of such Subsidiaries held by the Company have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. The Company owns all of the outstanding equity securities of such Subsidiaries, free and clear of all Liens. Except for its Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make, any future investment in or capital contribution to any other entity.
               (e) The Company has delivered to Parent a copy of each of the Organizational Documents of the Company and each of its Subsidiaries, and each such copy is true, correct and complete, and each such instrument is in full force and effect. None of the Company or any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.
          Section 3.2 Authority.
               (a) Each of the Company and its Subsidiaries has all requisite corporate power and authority to execute and deliver each Transaction Document delivered or to be delivered by it and to perform all of its obligations under the Transaction Documents. The execution, delivery and performance of each Transaction Document to which the Company or any of its Subsidiaries is a party and the consummation of the transactions contemplated to be performed by it under the Transaction Documents to which the Company or any of its Subsidiaries is a party have been duly authorized by all necessary and proper corporate action on the part of the Company and of its Subsidiaries (as applicable), and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

               (b) Each Transaction Document to be delivered by the Company will be duly executed and delivered by the Company and, when so executed and delivered and assuming the valid execution and delivery by the other parties thereto, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law).
               (c) The Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the holders of the shares of Company Common Stock and Company Preferred Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.
          Section 3.3 Capitalization.
               (a) Section 3.3(a) of the Company Disclosure Statement sets forth (i) the authorized Equity Securities of the Company and its Subsidiaries and (ii) the number of Equity Securities of the Company and its Subsidiaries that are issued and outstanding and the record owners thereof, in each case, as of the date hereof. All of the outstanding Equity Securities of the Company and its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Except as set forth in Section 3.3(a) of the Company Disclosure Statement and except for rights granted to Parent under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature (in each case, to which the Company or any of its Subsidiaries is a party or is otherwise bound or, to the knowledge of the Company, any third party is a party or is otherwise bound) to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any Equity Securities of the Company or its Subsidiaries or any other securities of the Company or its Subsidiaries.
               (b) All of the outstanding Equity Securities of the Company and its Subsidiaries have been issued in compliance in all material respects with all requirements of Laws and Contracts applicable to the Company and its Subsidiaries and the Equity Securities of the Company and its Subsidiaries.
          Section 3.4 No Conflict. None of the execution, delivery or performance by the Company or any of its Subsidiaries of any Transaction Document or the consummation by the Company or any of its Subsidiaries of the Transaction does or will, with or without the giving of notice or the lapse of time or both, (a) result in the creation of any Lien upon any of the properties or assets of any of the Company or its Subsidiaries (except for Permitted Liens) or (b) conflict with, or result in a breach or violation of or a default under, require a consent under, or give rise to a right of amendment, termination, cancellation or acceleration of, any obligation or to a loss of a benefit under (i) the Organizational Documents of the Company or its Subsidiaries,

(ii) other than with respect to the Credit Facility, any Contract to which the Company or its Subsidiaries is a party or by which their assets or property may be bound, or (iii) any Law, license, Permit or other requirement to which the Company, its Subsidiaries, or any of their properties or assets are subject, except, in the case of clauses (a), (b)(ii) and (b)(iii), for those that would not have a Company Material Adverse Effect.
          Section 3.5 Governmental Approvals. Other than any approval required pursuant to the HSR Act, no Consent or Order of, with or to any Governmental Entity is required to be obtained or made by or with respect to the Company or its Subsidiaries in connection with the execution, delivery and performance by the Company or its Subsidiaries of any Transaction Document or the consummation of the Transaction except for those Consents or Orders the failure of which to make or obtain would not have a Company Material Adverse Effect.
          Section 3.6 Financial Information.
               (a) Set forth in Section 3.6(a) of the Company Disclosure Statement are (i) the audited combined balance sheets of ARS, IEC, Excalibur Aviation Inc., Blackhole, L.P. and their Subsidiaries as of December 31, 2006, December 31, 2007 and September 30, 2008 and the related audited statements of operations for the two years ended December 31, 2007 and 2006 and the nine month period ended September 30, 2008, and (ii) the audited balance sheet of the Company as of September 30, 2008 and the related audited statement of operations for the period commencing January 17, 2008 (date of inception) through September 30, 2008 ((i) and (ii) collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared from the books, accounts and financial records of the Company and its Subsidiaries and present fairly, in all material respects, in conformity with GAAP applied on a consistent basis except to the extent provided in the notes to such financial statements, the (i) combined financial position of ARS, IEC, Excalibur Aviation Inc., Blackhole, L.P. and their Subsidiaries as of the dates set forth therein and the combined results of their operations for the periods set forth therein and (ii) the financial position of the Company as of the dates set forth therein and the results of its operations for the periods set forth therein. When delivered in accordance with Section 5.2(f), the December Financial Statements will have been prepared from the books, accounts and financial records of the Company and its Subsidiaries and will present fairly, in all material respects, in conformity with GAAP applied on a consistent basis except to the extent provided in the notes to such financial statements, the combined financial position of the Company and its Subsidiaries as of the dates set forth therein and the combined results of their operations for the periods set forth therein.
               (b) Neither the Company nor any of its Subsidiaries has (i) any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Company Financial Statements in accordance with GAAP, but excluding future obligations to perform pursuant to the terms of any Contracts, this Agreement or the Transaction Documents in accordance with the express terms of such Contracts, this Agreement or the Transaction Documents), that (A) exceeds $100,000 and (B) has not (1) been reflected in the balance sheets included in the Company Financial Statements or (2) arisen in the ordinary course of the Company’s or its Subsidiaries’ business consistent with past practices or (ii)

any “off-balance sheet arrangement” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).
               (c) The Company and each of its Subsidiaries has in place systems and processes that are designed to (A) provide reasonable assurances regarding the reliability of the Company Financial Statements and (B) accumulate and communicate to the Company’s principal executive officer and principal financial officer in a timely manner the type of information that is required to be disclosed in the Company Financial Statements and the December Financial Statements. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy of the Company Financial Statements. To the knowledge of the Company, there have been no instances of fraud, whether or not material, during any period covered by the Company Financial Statements.
               (d) To the knowledge of the Company, no employee has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any Law applicable to the Company, any of its Subsidiaries or any part of their respective operations. To the knowledge of the Company, none of the Company, any of its Subsidiaries or any employee, contractor, consultant, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
               (e) During the periods covered by the Company Financial Statements, the Company’s external auditor with respect to such Company Financial Statements was independent of the Company and its management. Section 3.6(e) of the Company Disclosure Statement lists each report by the Company’s external auditors to the Board of Directors of the Company, or any committee thereof, or the Company’s management concerning any of the following and pertaining to any period covered by the Company Financial Statements: critical accounting policies; internal controls; significant accounting estimates or judgments; alternative accounting treatments; and any required communications with the Board of Directors of the Company, or any committee thereof, or with management of the Company.
               (f) Set forth in Section 3.6(f) of the Company Disclosure Statement is a true and complete schedule of all outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof, including the outstanding principal amount thereof and accrued interest thereon, and the amount of the penalty or premium, if any, that must be paid in connection with the prepayment thereof.
          Section 3.7 Absence of Certain Changes.
               (a) Since September 30, 2008, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been a Company Material Adverse Effect.

               (b) Since September 30, 2008, neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof and prior to the Closing without the prior written consent of Parent, would violate Section 5.1(b).
          Section 3.8 Taxes.
               (a) (i) Each of the Company and its Subsidiaries has duly and timely filed (or has had filed on its behalf) with the appropriate taxing authority all Tax Returns required to be filed by it (“Company Tax Returns”); (ii) all such Company Tax Returns are true, correct and complete in all material respects; and (iii) each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to information reporting and the payment and withholding of Taxes and has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign person, or other third party. The Company has made available to Parent correct and complete copies of all U.S. federal income Tax Returns of the Company and its Subsidiaries relating to the taxable period ending on or after January 1, 2005, filed through the date of this Agreement.
               (b) The Company and its Subsidiaries have (i) duly and timely paid in full all material Taxes required to be paid by them (whether or not shown on any Company Tax Return) and (ii) made adequate provision in accordance with GAAP (or have had paid or provision has been made on their behalf) for the payment of all Taxes not yet due.
               (c) The Company Tax Returns have been examined by the applicable governmental authority (or the applicable statutes of limitations for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2007, and no deficiencies were asserted as a result of such examinations which have not been resolved and satisfied in full.
               (d) There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Action pending or threatened in writing with respect to any Taxes of the Company or its Subsidiaries. The Company has delivered to Parent correct and complete copies of all Tax examination reports, closing agreements and statements of Tax deficiencies assessed against or agreed to by any of the Company or its Subsidiaries received since December 31, 2005.
               (e) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of the Company or its Subsidiaries due for any taxable period and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.
               (f) None of the Company or its Subsidiaries has received written notice of any claim, and, to the knowledge of the Company, no claim has ever been made, by any taxing authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

               (g) There are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens.
               (h) The Company and its Subsidiaries are not liable for Taxes of another Person (other than the Company or its Subsidiaries) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise.
               (i) None of the Company and its Subsidiaries is a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).
               (j) None of the Company and its Subsidiaries is required to make any adjustment for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(a) or (c) of the Code (or any corresponding or similar provision of state, local or foreign applicable Law).
               (k) None of the Company and its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.
               (l) None of the Company and its Subsidiaries has participated in a “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).
               (m) Neither the Company nor any of its Subsidiaries constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.
               (n) Except as set forth on Schedule 3.8(n), neither the Company nor any of its Subsidiaries has made, changed or revoked any Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting.
               (o) The Company neither is nor has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
               (p) Since its formation, neither the Company nor any of its Subsidiaries has included in income any amounts pursuant to Section 951(a)(1) of the Code.
               (q) Since their formation, none of the Company’s Subsidiaries is or has been a controlled foreign corporation, within the meaning of Section 957(a) of the Code, that held an “investment in United States property” as defined in Section 956 of the Code.

               (r) Since its formation, each of the Company’s Subsidiaries has (i) been classified and treated as a corporation, partnership or disregarded entity, for U.S. federal income Tax purposes, as set forth next to such Subsidiary’s name in Section 4.7(r) of the Company Disclosure Statement, (ii) not made, or been the subject of, any election pursuant to Treasury Regulations Section 301.7701-3 to change its original classification as a corporation, partnership or disregarded entity, for U.S. federal income Tax purposes, and (iii) complied with all other requirements of law with respect to its classification as a corporation, partnership or disregarded entity for U.S. federal income Tax purposes.
               (s) None of the Company and its Subsidiaries has represented or covenanted to any Person, in writing or otherwise, that the Merger or any other transaction contemplated by this Agreement, the IDE Merger Agreement or the Contribution Agreements shall qualify as a reorganization within the meaning of Section 368(a) of the Code, as a transfer described in Section 351 of the Code or otherwise as a nonrecognition event for U.S. federal income Tax purposes (or any similar provision of state, local or foreign Tax Law).
          Section 3.9 Parent Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Persons acting on behalf of the Company, in writing for inclusion in the Proxy Statement will, as of the date that the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Parent Stockholders’ Meeting, or at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading in any material respect.
          Section 3.10 Real Property and Assets.
               (a) Sufficiency of Assets.
               (i) The Company and its Subsidiaries (i) own good, valid and marketable title, free and clear of all Liens (except for Permitted Liens) or (ii) have a valid leasehold interest in and the right under valid and subsisting leases to use, possess and control or (iii) have other contractual arrangements for all buildings, machinery, equipment, personal property, Company Leased Real Property, equipment, and other tangible assets that are currently used or held for use for, or material to, or necessary for, the operation of the business of the Company and its Subsidiaries as it is currently conducted or is proposed to be conducted (the “Company Assets”) free and clear of all Liens, except for Permitted Liens.
               (ii) The Company Assets (other than non-finished goods inventory) are usable and with respect to finished goods inventory, saleable, and are reasonably adequate and suitable for their current and intended uses in the ordinary course of the business of the Company and its Subsidiaries as it is currently conducted and proposed to be conducted.

               (b) Owned Real Property. The Company and its Subsidiaries do not own and, to the knowledge of the Company, have never owned any real property.
               (c) Leased Real Property.
               (i) Section 3.10(c)(i) of the Company Disclosure Statement sets forth a true and complete list of all real property of the Company and its Subsidiaries which is leased or subleased by the Company and its Subsidiaries (such real property leased or subleased is herein referred to as the “Company Leased Real Property”).
               (ii) The Company and its Subsidiaries have a valid leasehold interest in the Company Leased Real Property leased or subleased by the Company and its Subsidiaries, in each case free and clear of all Liens, except for Permitted Liens.
               (iii) The Company and its Subsidiaries have made available to Parent true and complete copies of each lease or sublease with respect to each parcel of Company Leased Real Property (each, a “Company Lease”) and all other material agreements (such as contracts, licenses, concessions, arrangements, documents and details of all other agreements (written or oral) relating to, affecting or burdening the leasehold estate, including, but not limited to, any guaranties, work letters, subordination, non-disturbance and attornment agreements, estoppels, reciprocal easement agreements, easements, consents, rights of first offer or refusal, or any other agreement granting any third party the right to use or occupy any portion of the premises (each as amended to date, the “Related Documents”) pertaining to the Company Leased Real Property.
               (iv) None of the Company Leases has been modified, amended or assigned, except to the extent disclosed on Section 3.10(c)(iv) of the Company Disclosure Statement. With respect to each Company Lease: (i) each is in full force and effect and there are no existing monetary defaults, such as any leasing brokerage commissions or payments due in connection with any Company Lease Dispute (as defined below), or material non-monetary defaults under any Company Lease by the Company or its Subsidiaries or, to their knowledge, the lessor thereof; (ii) to their knowledge, no event has occurred or is pending, or to their knowledge is threatened, that (with notice, lapse of time or both) would constitute a monetary breach or default or material non-monetary breach or default under any Company Lease by the Company or any of its Subsidiaries, and to their knowledge any party thereto; (iii) the Company’s and its Subsidiaries’ possession and quiet enjoyment of any Company Leased Real Property under such Company Lease has not been disturbed in any material respect; (iv) except as set forth in Section 3.10(c)(iv) of the Company Disclosure Statement, there are no leases, subleases, licenses, concessions or other agreements or arrangements granting to any third party or parties the right of use or occupancy of any portion of any Company Leased Real Property and neither the Company nor any of its Subsidiaries has assigned its interest under any Company Lease or sublet any part of the premises covered thereby or exercised any right or option thereunder; (v) with respect to any lease of real property that has been terminated, the Company and any of its Subsidiaries that were a party to any such lease have no continuing obligations or liabilities thereunder; (vi) any Improvement has been completed and paid for to date by the party responsible therefor; (vii) neither the Company nor any of its Subsidiaries have received any notice of any, and to their knowledge, there are no, claims, demands, civil or criminal actions (including enforcement proceedings initiated by any Governmental Entity), penalties, suits, proceedings, appeals, litigation, or any other disputes existing, pending, alleged or threatened by any party to a Company Lease, or any third party, relating to or affecting the Company Lease or the demised premises which is the subject thereof (“Lease Disputes”) which have not already been disclosed to Parent and would materially impair the conduct of the Business as it is currently conducted thereon; (viii) the current monthly amounts of base rent, additional rent and any security deposit paid by the Company and its Subsidiaries pursuant to the terms of any Company Lease, or any other amounts required to be paid thereunder, are the amounts set forth in the copy of such Company Lease or on Section 3.10(c)(iv) of the Company Disclosure Statement; (ix) each Company Lease is a valid, binding and enforceable obligation of the Company or its Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity; (x) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold estate which is the subject of any Company Lease; (xi) the Company and any Subsidiary that is a tenant under any Company Lease has obtained and delivered, or will obtain and deliver prior to the Closing Date, all consents of the landlord thereunder, any mortgagor, or any third party, required by the terms of the Company Lease in order for the Transaction to occur as contemplated herein; and (xii) the Company and its Subsidiaries each have a valid leasehold interest in the real property subject to each Company Lease and in each case there are no Liens, easements, covenants or other restrictions applicable to the real property subject to each such Company Lease; except for recorded easements, covenants and other restrictions, which do not, individually or in the aggregate, materially impair the current uses, value or the occupancy by the Company or its Subsidiaries, as the case maybe be, of the real property subject thereto.
          Section 3.11 Contracts.
               (a) Section 3.11(a) of the Company Disclosure Statement lists, as of the date hereof, all Contracts (i) to which the Company or its Subsidiaries is a party or by which any of their assets or property is bound, which are “material contacts” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, (ii) which provide for payments from the Company or its Subsidiaries in excess of $250,000 during any 12 month period; (iii) relating to any partnership, joint venture, alliance or other cooperation arrangement; (iv) relating to or evidencing Indebtedness for borrowed money of the Company or its Subsidiaries in excess of $250,000, including the Credit Agreement Documentation (or the creation, incurrent, assumption, securing or guarantee thereof); (v) relating to the purchase or sale of assets, or for the furnishing or receipt of services, including customer and supply Contracts, which provide for payment to or from the Company or its Subsidiaries of $250,000 or more during any 12 month period or otherwise relating to any matter involving any Key Supplier or any Key Customer; (vi) which materially limit the ability of any of the Company or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or which limit or restrict the ability of the Company or its Subsidiaries with respect to the development, marketing, sale or distribution of, or other rights with respect to, any products or services, (vii) that create, establish or define the terms and conditions of, govern the transfer, voting, economic or other rights of holders of, or otherwise relate to equity securities issued by the Company or its Subsidiaries; (viii) under which the Company or its Subsidiaries have made any outstanding advance, loan or extension of credit to employees of the Company or its Subsidiaries; (ix) for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, asset, operating unit or product line thereof, in each case in excess of $250,000; (x) relating to employment, change of control, retention, severance or material consulting or advising arrangements; (xi) for the purchase, license or lease by the Company of services, materials, products, personal property, supplies or other tangible assets from any supplier or vendor in excess of $250,000; (xii) entered into with Governmental Entities, (xiii) relating to collective bargaining agreements, (xiv) required to be set forth on Section 3.21(b) of the Company Disclosure Statement; and (xv) which are otherwise material to the Company which are not described in any of the categories specified above (the “Company Material Contracts”).
               (b) Each of the Company and its Subsidiaries (and, to the knowledge of the Company, each of the other party or parties thereto) has performed all obligations required to be performed by it under each Company Material Contract, except any such obligations that, individually or in the aggregate, would not have a Company Material Adverse Effect. No event has occurred or circumstance exists with respect to any of the Company or its Subsidiaries or, to the knowledge of the Company, with respect to any other Person that (with or without lapse of time or the giving of notice or both) does or may contravene, conflict with or result in a violation or breach of or give any of the Company or its Subsidiaries or any other Person the right to declare a breach or default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any Company Material Contract. To the knowledge of the Company, no party to any Company Material Contract has repudiated any material provision thereof or terminated any Company Material Contract. All Company Material Contracts are valid and binding on the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, and are in full force and effect. The Company has provided to Parent true, accurate and complete copies or originals of the Company Material Contracts.
               (c) (i) Other than as set forth in the Credit Agreement, there are no “change of control” or similar provisions or any obligations arising under any Company Material Contract which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or any Transaction Document or the consummation of the Transaction and (ii) none of the execution, delivery or performance of this Agreement or any Transaction Document or consummation of the Transaction will, under the terms, conditions or provisions of any Company Material Contract (A) result in any material increase or decrease in any payment or change in any material term or condition, (B) give rise to any right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of benefit or (C) grant any repayment or repurchase rights to any Person, except any such provisions or obligations which, individually or in the aggregate, would not have a Company Material Adverse Effect.
          Section 3.12 Litigation. Except as set forth on Section 3.12 of the Company Disclosure Statement, (i) no judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any arbitrator, court or other Governmental Entity to which the Company or its Subsidiaries is party or by which the Company or its Subsidiaries or any assets thereof is bound, and which relates to or affects the Company and its Subsidiaries, the assets, properties, Liabilities or employees of Company or its Subsidiaries is in effect and (ii) there is no Action pending or, to the knowledge of the Company, threatened against any of the Company or its Subsidiaries or the assets or properties of the Company or its Subsidiaries.
          Section 3.13 Environmental Matters. Neither the Company nor its Subsidiaries have any material Liability under any applicable Environmental Law existing and in effect on the date hereof or under any Contract with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or Release of any Hazardous Materials. The Company and each of its Subsidiaries are and have been at all times in compliance in all material respects with all Environmental Laws.
               (a) Other than with regard to customary filings and notice obligations, neither the Company nor any of its Subsidiaries has received any notice of violation or potential Liability under any Environmental Laws from any Person or any Governmental Entity or any inquiry, request for information, or demand letter relating to operations or properties of the Company which could reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries which could reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have not entered into any agreement pursuant to which the Company or any of its Subsidiaries have assumed or will assume any liability under Environmental Laws, including, without limitation, any obligation for costs of remediation, of any other Person.
               (b) There has been no Release or threatened Release of a Hazardous Material on, at or beneath any of the Company Leased Real Property or other properties currently or previously owned or operated by the Company or any of its Subsidiaries or any surface waters or groundwaters thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company or any of its Subsidiaries, or which would be expected to give rise to any other material liability or damages to the Company or any of its Subsidiaries. There are no other facts, circumstances, or conditions which would be expected to give rise to a Liability or damages under any Environmental Laws that may result in a Company Material Adverse Effect.
               (c) The Company and its Subsidiaries have not arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or could reasonably be expected to give, rise to any material liability for any damages or costs of remediation.

               (d) The Company has made available to Parent copies and results of all environmental studies, investigations, reports, assessments or other material environmental documents in its possession concerning the Company or any of its Subsidiaries, the Company Leased Real Property or any real property currently or previously owned or operated by the Company.
          Section 3.14 Compliance with Applicable Law.
               (a) Each of the Company and its Subsidiaries is in compliance, and has complied at all times, in all material respects with all Laws applicable to the Company and its Subsidiaries. No claims or complaints from any Governmental Entities or other Persons have been asserted or received by the Company or its Subsidiaries within the past three years related to or affecting the Company or its Subsidiaries and, to the knowledge of the Company, no claims or complaints are threatened, alleging that the Company or its Subsidiaries are in violation of any Laws or Permits applicable to the Company and its Subsidiaries. To the knowledge of the Company, no investigation, inquiry or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened.
               (b) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents, or representatives, or any other Person associated with or acting for or on behalf of the Company, or any Subsidiary of the Company, has directly or indirectly in relation to the business of the Company and its Subsidiaries (i) made a contribution, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, any of its Subsidiaries, or any Affiliate of the Company, or (D) in violation of applicable Law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or its Subsidiaries, as applicable.
          Section 3.15 Permits. Each of the Company and its Subsidiaries has all the Permits (the “Company Permits”) that are necessary for the Company and its Subsidiaries to conduct their business and operations in compliance, in all material respects, with all applicable Laws, and the Company and its Subsidiaries have complied in all material respects with all of the terms and requirements of the Company Permits.
          Section 3.16 Employee Matters.
               (a) Section 3.16(a) of the Company Disclosure Statement includes a complete list of all Employee Benefit Plans.
               (b) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, as of the date of this Agreement there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.
               (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”) that has not been revoked and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan.
               (d) All contributions required to be made to any Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof, have been timely made or paid in full.
               (e) With respect to each Employee Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such Employee Benefit Plans. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to any Employee Benefit Plan or the imposition of any Lien (except for Permitted Liens) on the assets of the Company or any of its Subsidiaries under ERISA or the Code.
               (f) No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.
               (g) (i) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.
               (h) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing.
               (i) The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof,

except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries. There has been no communication to employees by the Company or any of its Subsidiaries which would reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.
               (j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) require the funding of any trust or other funding vehicle, (ii) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment (including forgiveness of indebtedness) or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge or terminate any Employee Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
               (k) As of the date hereof, all Persons classified or treated by any of the Company or its Subsidiaries as independent contractors or otherwise as non-employees satisfy all applicable laws, rules, regulations and other requirements of Law to be so classified or treated, and each of the Company and its Subsidiaries has fully and accurately reported in all material respects their compensation of any kind on IRS Forms 1099 or as otherwise required by Law.
               (l) None of the Company and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
               (m) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final regulations issued thereunder or Internal Revenue Service Notice 2005-1.
          Section 3.17 Labor Matters.
               (a) Neither the Company nor its Subsidiaries is party to or bound by any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor organization with respect to their employment with the Company or its Subsidiaries. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority within the last two (2) years. Within the last two (2) years, there has been no actual or, to the knowledge of the Company, threatened, organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its Subsidiaries.
               (b) Neither the Company nor its Subsidiaries has received: (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any complaints, grievance or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, employee leave issues and unemployment insurance or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
               (c) Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of labor, employment, wages and hours of work, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, employee leave issues and unemployment insurance or occupational safety and health laws.
               (d) Neither the Company nor its Subsidiaries is delinquent in payments to any current or former employee for any services or amounts required to be reimbursed or otherwise paid.
               (e) Neither the Company nor its Subsidiaries is a single employer with, joint employer with or alter ego of each other or any other Person with respect to employment.
               (f) Each of the Company and its Subsidiaries is and has been in compliance, in all material respects, with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local Law relating to plant closings and layoffs.

               (g) To the knowledge of the Company, no employee of the Company or its Subsidiaries is in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating: (i) to the right of any such employee to be employed by the Company or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.
               (h) Neither the Company nor its Subsidiaries is or has been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.
          Section 3.18 Insurance.
               (a) Except as would not have a Company Material Adverse Effect, the insurance policies and surety bonds which the Company and its Subsidiaries maintain with respect to their assets, Liabilities, employees, officers or directors (“Company Insurance Policies”), (i) are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of any Transaction Document or consummation of the Transaction; and (ii) are sufficient for compliance with all requirements of Law and Contracts of the Company and its Subsidiaries. The Company and its Subsidiaries are current in all premiums or other payments due under each Company Insurance Policy and have otherwise performed in all material respects all of their respective obligations thereunder.
               (b) The Company or its Subsidiaries have not received during the past three years from any insurance carrier with which it has carried any material insurance (i) any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights in respect of claims that are or would be reasonably be expected to be material to the Company or its Subsidiaries or (ii) any notice of cancellation or any notice that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any Company Insurance Policy is not willing or able to perform its obligations thereunder.
          Section 3.19 Transactions with Affiliates.
               (a) Except as provided in Section 3.19(a) of the Company Disclosure Statement, (i) there are no transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of the Company, on the other hand, (ii) no director, officer or employee of the Company or its Subsidiaries or Affiliate of the Company (other than its Subsidiaries) has any material interest in any Company Material Contract, tangible asset or Business Intellectual Property (other than through such Person’s equity interest) that is used by the Company or its Subsidiaries in the conduct of its business as it has been conducted prior to the Closing Date, and (iii) no Affiliate of any director, officer or employee of the Company or its Subsidiaries has entered into any agreement whereby such Person owes any Indebtedness to or is owed any Indebtedness from any of the Company or its Subsidiaries, other than employment relationships and compensation, benefits, repayment of travel, entertainment and other advances made in the ordinary course of business.
               (b) The agreements set forth on Section 3.19(b) of the Company Disclosure Statement shall have been terminated prior to the Effective Time without current or future obligations or liabilities applicable to or on the Company, Parent or any of their respective Subsidiaries (and copies of the related termination agreements shall have been provided to Parent).
          Section 3.20 Key Customers and Key Suppliers. Section 3.20 of the Company Disclosure Statement sets forth a true and complete list of (a) the top five (5) customers (by revenue) of the Company and its Subsidiaries, taken as a whole, during each of 2006 and 2007 and for the first nine (9) months of 2008 (the “Key Customers”) and sets forth opposite the name of such Key Customer the approximate amount of revenue attributable to such Key Customer during such period, and (b) the top five (5) suppliers (by amounts paid) of the Company and its Subsidiaries, taken as a whole, during each of 2006 and 2007 and for the first nine (9) months of 2008 (the “Key Suppliers”) and sets forth opposite the name of such Key Supplier the approximate aggregate amounts paid to such Key Supplier during such period. Except as set forth on Section 3.20 of the Company Disclosure Statement, since January 1, 2007, no Key Customer or Key Supplier has cancelled or otherwise terminated its relationship with the Company and its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice from any Key Customer or Key Supplier to the effect that any such Key Customer or Key Supplier intends to terminate or adversely modify its relationship with the Company and its Subsidiaries. Since January 1, 2007, no Key Customer has (i) other than in the ordinary course of business, failed to purchase the quantity of goods required to be purchased by such Key Customer pursuant to the terms of the Contract with such Key Customer or (ii) otherwise breached or defaulted on its obligations under any such Contract.
          Section 3.21 Intellectual Property.
               (a) Each of the Company and its Subsidiaries owns or has a valid license or right to use all Business Intellectual Property, free and clear of any Liens (except Permitted Liens).
               (b) Section 3.21(b) of the Company Disclosure Statement sets forth a correct and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Copyright registrations and applications and material unregistered Copyrights, and (iv) material Software, in each case which is owned by the Company or its Subsidiaries in any jurisdiction in the world. The Company or its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Intellectual Property items set forth in Section 3.21(b) of the Company Disclosure Statement, and all such Intellectual Property is subsisting, and to the knowledge of the Company, valid and enforceable.
               (c) Section 3.21(c) of the Company Disclosure Statement sets forth a true, correct, and complete list of all material Contracts pursuant to which the Company or its Subsidiaries (i) are granted or obtains any right to use any Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software having an acquisition price of less than $50,000 in the aggregate for all such related Contracts), (ii) are restricted in its right to use or register any Intellectual Property, or (iii) permit any other Person, to use, enforce, or register any Intellectual Property.
               (d) The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of or payment of any material additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or its Subsidiaries’ right to own, use, or hold for use any of the Business Intellectual Property as owned, used, or held for use in the conduct of the Business.
               (e) Except as set forth in Section 3.21(e) of the Company Disclosure Statement:
               (i) The conduct of the Business (including the products and services of the Company and its Subsidiaries) as currently conducted, and the conduct of the Business as conducted in the past three (3) years, does not, in any material respect, infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Person’s Intellectual Property rights, and there has been no such claim asserted or threatened (including in the form of offers or invitations to obtain a license) in the past three (3) years against the Company or its Subsidiaries, or, to the knowledge of the Company, any other Person.
               (ii) To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Business Intellectual Property, and no such claims have been asserted or threatened against any Person by the Company or its Subsidiaries, or, to the knowledge of the Company, any other Person, in the past three (3) years.
               (iii) The Company and its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements.
               (iv) No current or former partner, director, stockholder, officer, or employee of the Company or its Subsidiaries will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Business Intellectual Property.
          Section 3.22 Sufficiency of Assets. The business and operations of the Company and its Subsidiaries, taken together, constitute substantially all of the business reflected on the Company Financial Statements.
          Section 3.23 Stockholder Approval. In accordance with the DGCL and the Company’s Organizational Documents, the Company has obtained the requisite written consents from the holders of Company Common Stock and Company Preferred Stock evidencing such holders’ approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, and such consents shall not be rescinded, revoked or impaired in any manner. Other than such consents, no other vote, approval or consent of holders of the securities of the Company is required to authorize and approve the consummation of the Transaction. The Company has provided to Parent true, accurate and complete copies or originals of such written consents.
          Section 3.24 Agreements Relating to Acquisition of ARS, IEC and IDET. Each of the Company and any of its Subsidiaries have taken, or caused to be taken, all actions, and have done, or caused to be done, and have assisted and cooperated with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by and in accordance with the Agreement and Plan of Merger between the Company, Integrated Drilling Acquisition Corp. and IDE Holdings, dated as of December 3, 2008 (the “IDE Merger Agreement”), the Contribution Agreement between Stephen D. Cope, Ronald Moreau, Christopher Naquin, Eric Storm and Jeff Sweet and IDE Holdings, dated as of December 1, 2008, the Contribution Agreement by and among SDC Management Services, LLC, Stephen D. Cope, Ronald Moreau, Eric Storm, Jeff Sweet, IDE Holdings and IDE GP, dated as of December 1, 2008, and Contribution Agreement between Stephen D. Cope and IDE Holdings, dated as of December 1, 2008 (collectively, the “Contribution Agreements”), without any further obligations on the part of the Company or any of its Subsidiaries with respect thereto. The Company and its Subsidiaries have not amended or supplemented any of the terms or waived any of the provisions of any IDE Merger Agreement or the Contribution Agreements without the prior written consent of Parent. The Company has provided to Parent true, accurate and complete copies or originals of the IDE Merger Agreement and the Contribution Agreements and there are no other Contracts, commitments or undertakings of any nature with respect thereto.
          Section 3.25 Joint Venture. Section 3.25 of the Company Disclosure Statement lists, as of the date hereof, all joint ventures to which the Company or any of its Subsidiaries is a party. The Company and each such Subsidiary is in compliance in all material respects with all requirements applicable to the Company and its Subsidiaries under such joint ventures. The Company has delivered to Parent correct and complete copies of all Contracts, if any, relating to any joint venture.
          Section 3.26 Trust Account. The Company hereby acknowledges that it has reviewed the final prospectus of Parent, dated May 18, 2007 (the “Prospectus”) and the Investment Management Trust Agreement by and between Parent and Continental Stock Transfer & Trust Company, dated as of May 18, 2007 (the “Trust Agreement”), and is aware that disbursements from the Trust Account are available only in the limited circumstances set forth therein.
          Section 3.27 No Brokers. Except as set forth in Section 3.27 of the Company Disclosure Statement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company of its Subsidiaries who is or will be entitled to any fee, commission or payment from the Company or its Subsidiaries in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.
          Section 3.28 Section 203 of the DGCL; Texas Law. Prior to the date of this Agreement, the Board of Directors of the Company has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, including the Merger, without any further action on the part of the Company’s stockholders or the Board of the Directors of the Company. No other state takeover statute, including any anti-takeover or business combination statute in the states of Delaware and Texas, is applicable to the Merger.
          Section 3.29 No Additional Representations. The Company acknowledges that neither Parent, its officers, directors or stockholders, nor any other Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company and any of its representatives, in each case except as expressly set forth in Article IV (as modified by the Parent Disclosure Statement).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Except as set forth in the applicable section or subsection of the Parent Disclosure Statement (subject to Section 9.10), Parent and Merger Sub represent and warrant to the Company as follows:
          Section 4.1 Organization.
               (a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate, limited liability or other power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and as it will be conducted through the Closing Date. Each of Parent and Merger Sub is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect. Parent has delivered to the Company a copy of each of the Organizational Documents of Parent and of Merger Sub, and each such copy is true, correct and complete, and each such instrument is in full force and effect. Neither Parent nor Merger Sub is, and has not been, in violation of any of the provisions of its Organizational Documents.
               (b) The minute books of Parent and Merger Sub contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors of Parent or the board of managers of Merger Sub (and any committees thereof), similar governing bodies and stockholders or members (“Parent Corporate Records”) since the respective dates of formation of such entities. True and complete copies of such Parent Corporate Records have been made available to the Company.

               (c) Except for Merger Sub, Parent does not have any Subsidiaries or own beneficially or otherwise, directly or indirectly, any Equity Securities or ownership interest in, or have any obligation to form or participate in, any other Person (including the Company).
          Section 4.2 Authority.
               (a) Each of Parent and Merger Sub has the corporate power, authority and legal right to execute and deliver each Transaction Document delivered or to be delivered by it and to perform all of its obligations under the Transaction Documents. The execution and delivery of this Agreement and each Transaction Document to which Parent or Merger Sub is a party has been duly and validly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Sub, and no further corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and each Transaction Document to which Parent or Merger Sub is a party, or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval.
               (b) This Agreement and each Transaction Document delivered or to be delivered by Parent or Merger Sub has been duly authorized, executed and delivered by Parent and Merger Sub and assuming the valid execution and delivery by the other parties thereto constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law).
               (c) The Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Parent and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the holders of the shares of Parent Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.
          Section 4.3 Capitalization.
               (a) Section 4.3(a) of the Parent Disclosure Statement sets forth (i) the authorized Equity Securities of Parent, (ii) the number of Equity Securities of Parent that are issued and outstanding, (iii) the number of Equity Securities held in treasury, and (iv) the number of Equity Securities of Parent that are reserved for issuance, in each case, as of the date hereof.
               (b) All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Except for the rights granted under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of Parent Capital Stock or any other securities of Parent.

               (c) As of the Closing, the Initial Parent Shares to be issued pursuant to this Agreement will be duly authorized and when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid, non-assessable, free and clear of all Liens of any kind, and not issued in violation of, and not subject to, any preemptive right.
               (d) Section 4.3(d) of the Parent Disclosure Statement sets forth (i) the authorized Equity Securities of Merger Sub, (ii) the number of Equity Securities of Merger Sub that are issued and outstanding, (iii) the number of Equity Securities held in treasury, and (iv) the number of Equity Securities of Merger Sub that are reserved for issuance, in each case, as of the date hereof and as of the Closing Date.
               (e) All of the outstanding membership interests of Merger Sub are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Except for the rights granted under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of Merger Sub or any other securities of Merger Sub.
          Section 4.4 No Conflict. None of the execution, delivery or performance by Parent or Merger Sub of any Transaction Document delivered or to be delivered by them or the consummation of the Transaction does or will, with or without the giving of notice or the lapse of time or both (a) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub (except for Permitted Liens) or (b) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) any Organizational Documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which its assets or property may be bound, or (iii) assuming compliance with the matters referred to in Section 4.5 of the Parent Disclosure Statement, any Law, license, Permit or other requirement to which Parent’s or Merger Sub’s properties or assets are subject, except, in the case of clauses (a), (b)(ii) and (b)(iii), for any conflicts, breaches, violations or defaults as would not have a Parent Material Adverse Effect.
          Section 4.5 Governmental Approvals. Except (i) as would not have a Parent Material Adverse Effect, (ii) any approval required pursuant to the HSR Act or (iii) expressly contemplated by this Agreement, no Consent or Order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance by Parent or Merger Sub of any Transaction Document or the consummation by Parent or Merger Sub of the Transaction.
          Section 4.6 Absence of Undisclosed Liabilities.
               (a) Neither Parent nor Merger Sub has (i) any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in accordance with GAAP, but excluding future obligations to perform pursuant to the terms of any

Contracts, this Agreement or the Transaction Documents in accordance with the express terms of such Contracts, this Agreement or the Transaction Documents or obligations incurred in the process of identifying and consummating the initial business combination), that (A) exceeds $100,000 and (B) has not (1) been reflected in the September 30, 2008 Parent balance sheet or the notes thereto, as included in the Form 10-Q Parent filed with the SEC on November 14, 2008 (the “September 30, 2008 Parent Balance Sheet”) or (2) arisen in the ordinary course of Parent’s or Merger Sub’s business consistent with past practices or (ii) any “off-balance sheet arrangement” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).
               (b) Parent and Merger Sub have in place systems and processes that are designed to (A) provide reasonable assurances regarding the reliability of the Parent Financial Statements and (B) accumulate and communicate to Parent’s principal executive officer and principal financial officer in a timely manner the type of information that is required to be disclosed in the Parent Financial Statements. Neither Parent nor Merger Sub nor, to Parent’s knowledge, any employee, auditor, accountant or representative of Parent or Merger Sub has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy of the Parent Financial Statements. To Parent’s knowledge, there have been no instances of fraud, whether or not material, during any period covered by the Parent Financial Statements.
               (c) To Parent’s knowledge, no employee has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any Law applicable to Parent, Merger Sub or any part of their respective operations. To Parent’s knowledge, none of Parent, Merger Sub or any employee, contractor, consultant, subcontractor or agent of Parent or Merger Sub has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
               (d) During the periods covered by the Parent Financial Statements, Parent’s external auditor with respect to such Parent Financial Statements was independent of Parent and its management. Section 4.6(d) of the Parent Disclosure Statement lists each report by Parent’s external auditors to the Board of Directors of Parent, or any committee thereof, or Parent’s management concerning any of the following and pertaining to any period covered by the Parent Financial Statements: critical accounting policies; internal controls; significant accounting estimates or judgments; alternative accounting treatments; and any required communications with the Board of Directors of Parent, or any committee thereof, or with management of Parent.
          Section 4.7 Absence of Certain Changes.
               (a) Since September 30, 2008, Parent has conducted its business only in the ordinary course in all material respects and there has not been a Parent Material Adverse Effect.

               (b) Since September 30, 2008, Parent has not taken any action which, if taken after the date hereof and prior to the Closing without the prior written consent of the Company, would violate Section 5.1(b) hereof.
          Section 4.8 Taxes.
               (a) (i) Each of Parent and its Subsidiaries has duly and timely filed (or has had filed on its behalf) with the appropriate taxing authority all Tax Returns required to be filed by it (“Parent Tax Returns”); (ii) all such Parent Tax Returns are true, correct and complete in all material respects; and (iii) each of Parent and its Subsidiaries has complied in all material respects with all applicable Laws relating to information reporting and the payment and withholding of Taxes and has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign person, or other third party.
               (b) Parent and its Subsidiaries have (i) duly and timely paid in full all material Taxes required to be paid by them (whether or not shown on any Parent Tax Return) and (ii) made adequate provision in accordance with GAAP (or have had paid or provision has been made on their behalf) for the payment of all Taxes not yet due.
               (c) There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Action pending or threatened in writing with respect to any Taxes of Parent or its Subsidiaries.
               (d) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of Parent or its Subsidiaries due for any taxable period and no power of attorney granted by Parent or any of its Subsidiaries with respect to any Taxes is currently in force.
               (e) None of Parent or its Subsidiaries has received written notice of any claim, and, to the knowledge of Parent, no claim has ever been made, by any taxing authority in a jurisdiction where Parent or its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (f) There are no Liens for Taxes upon any property or assets of Parent or its Subsidiaries, except for Permitted Liens.
               (g) Parent and its Subsidiaries are not liable for Taxes of another Person (other than Parent or its Subsidiaries) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise.
               (h) None of Parent and its Subsidiaries is a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

               (i) None of Parent and its Subsidiaries is required to make any adjustment for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(a) or (c) of the Code (or any corresponding or similar provision of state, local or foreign applicable Law).
               (j) None of Parent and its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.
               (k) None of Parent and its Subsidiaries has participated in a “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).
               (l) Neither Parent nor any of its Subsidiaries has made, changed or revoked any Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting.
               (m) Since its formation, each of Parent and Merger Sub has (i) been classified and treated for U.S. federal income Tax purposes as a corporation and as a disregarded entity, respectively, (ii) not made, or been the subject of, any election pursuant to Treasury Regulations Section 301.7701-3 to change its original classification for U.S. federal income Tax purposes as a corporation and as a disregarded entity, respectively, and (iii) complied with all other requirements of Law with respect to its classification for U.S. federal income Tax purposes as a corporation and as a disregarded entity, respectively.
          Section 4.9 Parent SEC Reports.
               (a) Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement and which were filed on a timely basis. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               (b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”), including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments as would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.
               (c) Parent is in compliance in all material respects with the applicable listing and corporate governance rules of the NYSE Alternext U.S. LLC (“NYSEAlternextUS”); provided that Parent makes no representation or warranty as to whether the shares of Parent Common Stock to be issued in the Merger will be approved for listing on NYSEAlternextUS after giving effect to the transactions contemplated by this Agreement.
          Section 4.10 Real Property and Assets.
               (a) Sufficiency of Assets. Parent owns good and valid title or has a valid leasehold interest to use, possess and control all machinery, equipment, personal property, and other tangible assets that are used in, or material to the operation of, the business of Parent as it is currently conducted or is proposed to be conducted (the “Parent Assets”) free and clear of all Liens, except for Permitted Liens.
               (b) Owned Real Property. Parent and its Subsidiaries do not own and, to the knowledge of Parent, have never owned any real property.
               (c) Leased Real Property. Except as set forth on Section 4.10(c) of the Parent Disclosure Statement, Parent and Merger Sub are not parties to or subject to any lease or sublease of real property.
          Section 4.11 Contracts.
               (a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no Contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, permits, franchises, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent or Merger Sub is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which creates or imposes a liability greater than $250,000, except for any fees or expenses of Parent’s advisors in connection with the Transaction (“Parent Contracts”). All Parent Contracts are set forth in Section 4.13(a) of the Parent Disclosure Statement other than those that are exhibits to one or more of the Parent SEC Reports.
               (b) Each Parent Contract is valid, binding and enforceable against Parent or Merger Sub and, to the knowledge of Parent, against each other party thereto in accordance with its terms, and is in full force and effect. Parent or Merger Sub has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Parent Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. To the knowledge of Parent, no other party to any Parent Contract is in material default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, except in each case as would not have a Parent Material Adverse Effect.
          Section 4.12 Litigation. There are no Actions pending or, to the knowledge of Parent, threatened, before any Governmental Entity, or before any arbitrator, of any nature, brought by or against any of Parent or Merger Sub or, to the knowledge of Parent, any of the respective officers or directors involving or relating to Parent or Merger Sub or the assets, properties or rights of Parent or Merger Sub or the transactions contemplated by this Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator, of any nature outstanding or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub.
          Section 4.13 Compliance with Applicable Law. (i) Each of Parent and Merger Sub is in compliance and has complied in all material respects with all Laws applicable to Parent and Merger Sub and their respective businesses, and (ii) no claims or complaints from any Governmental Entities or other Persons have been asserted or received by Parent or Merger Sub since formation related to or affecting Parent and its business and, to the knowledge of Parent or Merger Sub, no claims or complaints are threatened, alleging that Parent or Merger Sub is in violation of any Laws or Permits applicable to Parent or Merger and their business. To the knowledge of Parent, no investigation, inquiry or review by any Governmental Entity with respect to Parent is pending or threatened, except for any review of any filings made by Parent with the SEC.
          Section 4.14 Required Vote of the Parent Stockholders. The affirmative vote of holders of a majority of the shares of Parent Common Stock (i) issued in its initial public offering present and entitled to vote at the Parent Stockholders Meeting to approve the Transaction contemplated by this Agreement, (ii) present and voting to approve the issuance and sale of the Parent Common Stock (to the extent that such issuance requires stockholder approval under the rules of the American Stock Exchange), assuming a quorum is present at the Parent Stockholders Meeting, and (iii) outstanding to approve amendments to the Certificate of Incorporation of Parent as required so that the Certificate of Incorporation of Parent can be amended and restated in the form set forth on Exhibit E, are the only votes of holders of securities of Parent which are required to obtain the Parent Stockholder Approval and to authorize the consummation of the Transaction (provided that, even if such vote were obtained, the Parent Stockholder Approval shall be deemed not to have occurred if holders of 30% or more of the shares of Parent Common Stock that were issued in Parent’s initial public offering vote against the Transaction and properly elect conversion of their shares).
          Section 4.15 Information in Proxy Statement. The information in the Proxy Statement (other than information relating to the Company supplied by the Company for inclusion in the Proxy Statement) will not, as of the date of its distribution to the Parent Stockholders (or any amendment or supplement thereto) or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

          Section 4.16 Transactions with Affiliates. Except as contemplated by the Transaction Documents, there are no Contracts or transactions between Parent and any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act and no loans by Parent to any of its employees, officers or directors, or any of its Affiliates.
          Section 4.17 No Brokers. Except as set forth on Section 4.17 of the Parent Disclosure Statement, there is no investment banker, broker, finder or other similar financial intermediary which has been retained by or is authorized to act on behalf of Parent or Merger Sub who is or will be entitled to any fee, commission or payment from Parent or Merger Sub in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.
          Section 4.18 Intellectual Property. Neither Parent nor Merger Sub own, license or otherwise have any right, title or interest in any material Intellectual Property or registered Intellectual Property.
          Section 4.19 Employees. Neither Parent nor Merger Sub has, and never has had, any employees, other than those officers that are listed in one or more of the Parent SEC Reports, or been a party to any Employee Benefit Plan.
          Section 4.20 Business Activities. Other than as described in Parent’s filings with the SEC, since its organization, Parent has not conducted any material business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Certificate of Incorporation, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects as would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.
          Section 4.21 Trust Fund. As of the date hereof, Parent has, and expects to have at Closing, no less than $115 million (the “Trust Fund”) invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act in the Trust Account, inclusive of any interest thereon, less (i) any Taxes paid, (ii) any amounts incurred by Parent for working capital and other expense requirements made in accordance with the Trust Agreement or in connection with the transactions contemplated by this Agreement, or (iii) any amounts as Parent is required to pay (x) to stockholders who elect to have their shares converted into cash in accordance with the provisions of Parent’s Amended and Restated Certificate of Incorporation and the Trust Agreement or (y) as deferred underwriters’ compensation in connection with Parent’s initial public offering.
          Section 4.22 No Additional Representations. Parent and Merger Sub acknowledge that neither the Company, its officers, directors or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or Merger Sub and any of their representatives, in each case except as expressly set forth in Article III (as modified by the Company Disclosure Statement).
ARTICLE V
COVENANTS AND AGREEMENTS
          Section 5.1 Conduct of Business. Except (i) as expressly required by the Transaction Documents or Law; (ii) as set forth in Section 5.1 of each of the Company Disclosure Statement or Parent Disclosure Statement, as applicable; (iii) in the case of the Company, with the consent in advance in writing by Parent, such consent not to be unreasonably withheld, conditioned or delayed; or (iv) in the case of Parent, with the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement and the Closing Date:
               (a) The Company shall (and shall cause each of its Subsidiaries to):
               (i) carry on its business in the ordinary course of business consistent with past practice; and
               (ii) use reasonable best efforts to (A) preserve intact relationships, and maintain any Contracts, with its customers, suppliers and other Persons with which it has business relationships and (B) keep available the services of its present officers and employees.
               (b) The Company shall not, nor will it cause or permit any of its Subsidiaries to, do any of the following:
               (i) propose to adopt any amendments to or amend its Organizational Documents;
               (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) Equity Securities;
               (iii) acquire or redeem, directly or indirectly, or amend any of its securities;
               (iv) make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any shares of capital stock or other Equity Securities;

               (v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it;
               (vi) forgive any loans to any of its employees, officers or directors, or any of its Affiliates (other than the Company’s Subsidiaries);
               (vii) except for borrowings in the ordinary course under the Credit Facility not in excess of $38 million at any time outstanding, (A) incur or assume any long-term or short-term Indebtedness or issue any debt securities, (B) mortgage, pledge, dispose of, grant, abandon, or permit to lapse any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens) or agree to do any of the foregoing; or (C) disclose or agree to disclose to any Person, other than representatives of Parent and Merger Sub, any Trade Secret;
               (viii) make any change in any of the accounting principles or practices used by it except as required by Law or GAAP;
               (ix) acquire, sell, lease, license or dispose of any other Person or any equity interest therein or any material property or assets in any single transaction or series of related transactions, other than in the ordinary course of business consistent with past practice;
               (x) enter into, renew or amend any transaction or Contract between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand;
               (xi) other than in the ordinary course of business consistent with past practice (except with respect to Contracts of the type listed in clauses (iii), (iv), (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xiv) or (xv) of Section 3.11(a)) enter into, amend, modify, release any terms of, or waive, grant, assign or transfer any of its material rights or claims under, or terminate any Company Material Contracts;
               (xii) except as required to comply with applicable Law, make, change or revoke any material Tax election, amend any Tax Returns, change any Tax accounting method or annual Tax accounting period, settle or compromise any material Tax liability, or consent to the extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
               (xiii) represent or covenant to any Person, in writing or otherwise, that the Merger or any other transaction contemplated by this Agreement, the IDE Merger Agreement or the Contribution Agreements shall qualify as a reorganization within the meaning of Section 368(a) of the Code, as a transfer described in Section 351 of the Code or otherwise as a nonrecognition event for U.S. federal income Tax purposes (or any similar provision of state, local or foreign Tax Law);
               (xiv) enter into any collective bargaining agreement;
               (xv) hire or terminate the employment services of any employee with the title of Vice President or above;
               (xvi) except as required pursuant to existing written agreements or Employee Benefit Plans in effect prior to the execution of this Agreement, or as otherwise required by Law, (A) other than in the ordinary course of business, consistent with past practice, increase the compensation, severance or other benefits payable or to become payable to its directors, officers or employees, or former employees, or (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company or any Subsidiary; or
               (xvii) enter into a Contract to do any of the foregoing.
               (c) Parent shall not, nor will it permit Merger Sub to, do any of the following:
               (i) propose to adopt any amendments to or amend its Organizational Documents (other than as provided in Section 2.6 and Section 5.2);
               (ii) except as required to consummate the Transaction and to comply with this Agreement, authorize for issuance, issue, sell, deliver or agree to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) securities) any of its securities;
               (iii) amend any of its securities or make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any of its equity interests or any shares of capital stock, except, in each case, in connection with the exercise of conversion rights by Parent stockholders pursuant to paragraph B of Article Seventh of Parent’s Amended and Restated Certificate of Incorporation;
               (iv) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
               (v) make any change in any of the accounting principles or practices used by Parent except as required by changes in GAAP;
               (vi) except as required to comply with applicable Law, change any material Tax election, amend any Tax Returns, change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;
               (vii) sell, lease, license, pledge or otherwise dispose of, distribute or encumber any properties or assets of Parent or Merger Sub;
               (viii) other than in the ordinary course of business consistent with past practice, enter into, amend, modify, release any terms of, or waive, grant, assign or transfer any of its material rights or claims under, or terminate any Parent Contract; or
               (ix) enter into any Contract to do any of the foregoing.
          Section 5.2 Proxy Statement; Parent Stockholders’ Meeting.
               (a) As promptly as practicable after the execution of this Agreement, Parent will prepare and file the Proxy Statement with the SEC. Parent will respond to any comments of the SEC, and Parent will use its reasonable best efforts to (i) cause the Proxy Statement, including any amendment or supplement thereto, be approved by the SEC, and (ii) cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable. As promptly as practicable after the execution of this Agreement, Parent will prepare and file any other filings required under the Securities Act or the Exchange Act or any other Federal, foreign or Blue Sky Laws relating to the Transaction (collectively, the “Other Filings”). Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the Company with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall permit the Company to participate in the preparation of the Proxy Statement and any exhibits, amendments or supplements thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that it shall not be deemed reasonable to withhold, condition or delay consent to prevent or object to the disclosure of a fact, circumstance or item that is required to be disclosed by applicable Law, rule or regulation or by the staff of the SEC after reasonable consideration of all relevant facts and circumstances). Parent agrees that the Proxy Statement and the Other Filings will comply in all material respects with all applicable Laws and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to Parent Stockholders, such amendment or supplement. The Proxy Statement will be sent to the Parent Stockholders for the purpose of soliciting proxies from Parent Stockholders to vote in favor of (i) approval of the Initial Business Combination contemplated by this Agreement, including the issuance and sale of the Parent

Common Stock to the extent that such issuance requires stockholder approval under the rules of the applicable stock exchange; and (ii) approving amendments to the Certificate of Incorporation of Parent as required so that the Certificate of Incorporation of Parent can be amended and restated in the form set forth on Exhibit E (the matters described in clauses (i) and (ii), the “Voting Matters”).
               (b) As soon as practicable after the Proxy Statement is approved by the SEC or Parent has been notified by the SEC that it will not review the Proxy Statement, Parent shall distribute the Proxy Statement to the Parent Stockholders and, pursuant thereto, shall call a meeting of the Parent Stockholders (the “Parent Stockholders’ Meeting”) in accordance with the DGCL and solicit proxies from such holders to vote in favor of the approval of the Transaction and the other Voting Matters.
               (c) Parent shall comply, and the Company shall provide Parent with such information concerning the Company reasonably requested by Parent that is necessary for the information concerning the Company in the Proxy Statement to comply, with all applicable provisions of and rules under the Exchange Act and other applicable federal securities laws and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the Parent Stockholders, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company or its Subsidiaries for inclusion in the Proxy Statement).
               (d) Subject to its fiduciary duties under Delaware Law, the Board of Directors of Parent shall recommend that the Parent Stockholders vote in favor of approval of the Transaction and the other Voting Matters, and Parent, acting through Board of Directors of Parent, shall include in the Proxy Statement such recommendation, and shall otherwise use best efforts to obtain the Parent Stockholder Approval; provided that under no circumstances shall Parent’s directors, officers or shareholders be required to expend any personal funds (other than reasonable business expenses reimbursable by Parent), incur any liabilities or bring (or threaten to bring) any Action against a third party in order to obtain the Parent Stockholder Approval. This Section 5.2(d) shall not be construed to require Parent to be required to make any payment to any shareholder in exchange for such shareholder’s vote in favor of the Merger. The Company shall use reasonable best efforts to assist Parent in obtaining the Parent Stockholder Approval, including by participating in customary investor presentations and road shows.
               (e) The Company shall review the Proxy Statement and shall confirm in writing to Parent, as of the date of mailing the Proxy Statement to Parent Stockholders, that the information relating to the Company contained in the Proxy Statement does not, to the knowledge of the Company, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (the “Proxy Confirmation”). From and after the date on which the Proxy Statement is mailed to the Parent Stockholders, the Company will give Parent written notice of any action taken or not taken by the Company or its Subsidiaries which is known by the Company to cause the Proxy Confirmation to be incorrect or inaccurate in any material respect; provided that, if any such action shall be taken or fail to be taken, the Company and Parent shall cooperate fully to cause an amendment to be made to the Proxy Statement such that the Proxy Confirmation is no longer incorrect or inaccurate in any material respect with respect to any information concerning the Company required to be included in the Proxy Statement.
               (f) The Company shall provide to Parent in form and substance appropriate for inclusion in the Proxy Statement, audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2008 and for the twelve months ended December 31, 2008 (the “December Financial Statements”), as soon as reasonably practicable, but no later than February 28, 2009, (iii) shall cooperate with Parent in connection with the preparation of related pro forma financial statements, in each case that comply with either (A) the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) for financial statements that would be required to be included in a definitive Proxy Statement filed pursuant to Regulation 14A of the Exchange Act or (B) the requirements set forth in clause (A) except as the staff of the SEC may permit Parent by waiver of such requirements (in either case (A) or (B), together with customary reports and “comfort” letters of the Company’s independent public accountants) and (iv) shall provide and make reasonably available upon reasonable notice the senior management employees of the Company to discuss the materials prepared and delivered pursuant to this Section 5.2(f).
          Section 5.3 Reasonable Efforts; Regulatory Matters; Third-Party Consents.
               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Transaction, including, without limitation, to prepare and file, as promptly as practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all third parties and Governmental Entities set forth in Sections 3.5 and 4.5 and related schedules or that are necessary or advisable to consummate the Merger or the Transaction; provided, however, that (i) no party shall be required to make any payment to obtain any Consent from a third party (or Governmental Entity), and (ii) neither Parent nor Company nor any of their Subsidiaries shall agree orally or in writing to any material amendments to any Company Material Contract or Parent Contract, as applicable (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Consents from any private third-party or Governmental Entity without obtaining the prior written consent of the other party.
               (b) If any required Consent of any third party (excluding any Governmental Entity) is not obtained prior to the Closing, the parties hereto, each without cost, expense or liability to the other (except as provided in Article VI hereof), shall cooperate in good faith to seek, if possible, alternative arrangements to achieve the economic results intended.

               (c) Subject to applicable Law and any applicable confidentiality restrictions, Parent and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall have the right to review (in advance to the extent practicable) any information relating to the other that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger or the Transaction, provided that nothing contained herein shall be deemed to provide any party to this Agreement with a right to review any such information provided to any Governmental Entity on a confidential basis in connection with the Merger or the Transaction. The parties may also, as each deems reasonably necessary, designate any competitively sensitive material provided to the other under this Section 5.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.
               (d) The Company and Parent shall give prompt notice to the other, of (i) any representation or warranty made by it contained in any Transaction Document becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document, provided, however, that such notification pursuant to this Section 5.3(d) shall not limit or otherwise effect the remedies available hereunder to the party receiving such notice.
          Section 5.4 Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws. All information exchanged pursuant to this Section 5.4 shall be subject to the confidentiality agreement, dated as of August 21, 2008, between the Company and Parent (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to its terms.
          Section 5.5 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, stock exchange rule or court process.
          Section 5.6 Quotation of Listing. Parent shall use its commercially reasonable efforts to cause the Initial Parent Shares to be approved for listing on NYSEAlternextUS or such other securities exchange as may be mutually agreed to in writing by Parent and the Company, subject to official notice of issuance, prior to the Effective Time. The Company and its

Subsidiaries shall cooperate fully in completing any listing application to cause the Initial Parent Shares to be approved for listing pursuant to the preceding sentence.
          Section 5.7 Directors’ and Officers’ Insurance.
               (a) From and after the Effective Time, Parent agrees that it will indemnify, defend and hold harmless each present and former director and officer of Parent (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or fiduciary of Parent, whether asserted or claimed prior to, at or after the Effective Time (including with respect to any acts or omissions in connection with this Agreement and the transactions and actions contemplated hereby), to the fullest extent that Parent would have been permitted under applicable Law and its Certificate of Incorporation or Bylaws (and, to the extent not contrary to applicable Law or its Certificate of Incorporation, any indemnification agreement) in effect on the date of this Agreement to indemnify such Person (and Parent shall also promptly advance expenses as incurred to the fullest extent that Parent would have been permitted under applicable Law or its Certificate of Incorporation or Bylaws (and, to the extent not contrary to applicable Law or its Certificate of Incorporation, any indemnification agreement) in effect on the date of this Agreement; provided that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or Parent’s Certification of Incorporation or Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complied with the standards set forth under applicable Law and Parent’s Certificate of Incorporation and Bylaws shall be made by independent counsel selected by the Company. In the event of any claim, action, suit, proceeding or investigation, Parent shall not settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents.
               (b) The Certificate of Incorporation and the Bylaws of Parent shall contain provisions no less favorable with respect to indemnification and advancement of expenses of individuals who were directors and officers prior to the Effective Time than are set forth, as of the date of this Agreement, in Parent’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of seven (7) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individual.
               (c) From and after the Closing Date and until the seven (7) year anniversary of the Closing Date, Parent shall maintain in effect directors’ and officers’ liability insurance (or, at Parent’s option, a “tail” insurance policy) covering the Indemnified Parties for any actions taken by them or omissions by them on or before the Closing Date with the same directors’ and officers’ liability insurance coverage as may be provided from time to time by Parent to its then existing directors and officers; provided that, in no event will Parent be required to expend in the aggregate amounts in any year in excess of 300% of the amount of the last annual premium for such insurance, as set forth on Section 5.7(c) of the Parent Disclosure Statement, to cover its then existing directors and officers (in which event, Parent shall purchase the greatest coverage available for such amount). Nothing in this Section 5.7 shall affect the right of any directors or officers that continue their employment with Parent to participate in any directors’ and officers’ liability insurance policy in effect after the Closing for actions taken after the Closing.
               (d) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs and legal representatives, shall be binding on all successors and assigns of Parent and shall not be amended in any matter that is adverse to the Indemnified Parties (including their successors, heirs and legal representatives) without the consent of the Indemnified Party (including the successors, heirs and legal representatives) affected thereby.
               (e) The rights of the Indemnified Parties under this Section 5.7 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of Parent, or under any applicable Contracts or Laws, and Parent shall, and shall honor and perform under all indemnification agreements entered into by Parent.
          Section 5.8 Stock Symbol. As of and after the Effective Time, Parent shall (a) change the name of Parent to “Integrated Drilling Equipment Company” and (b) cause the symbol under which the Parent Common Stock and any warrants to purchase Parent Common Stock are traded to change to a symbol as determined by the Company that, if available, is reasonably representative of the corporate name or business of the Company.
          Section 5.9 Trust Waiver. The Company hereby acknowledges, on its behalf and on behalf of its Subsidiaries and Representatives, that Parent is a blank check company formed for the purpose of acquiring (an “Initial Business Combination”) one or more businesses or assets. The Company further acknowledges that Parent’s sole assets consist of the cash proceeds of the public offering (the “IPO”) and private placements of its securities, and that substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its stockholders and the underwriters of its IPO. The monies in the Trust Account may be disbursed only (i) to Parent’s Public Stockholders (as such term is defined in the agreement governing the Trust Account) in the event of the redemption of their shares or the liquidation of Parent, (ii) to Parent in an aggregate amount of up to $1,750,000 of interest accrued from the Trust Account for working capital, (iii) to Parent after it consummates an Initial Business Combination, and (iv) if Parent fails to complete an Initial Business Combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to Parent’s Public Stockholders. For and in consideration of Parent agreeing to evaluate the Company for purposes of consummating an Initial Business Combination with it, the Company and its Subsidiaries and each holder of Company Common Stock hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (any “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse (whether directly or indirectly) against the Trust Account for any reason whatsoever.
          Section 5.10 No Solicitation.
               (a) From the date hereof through the earlier of the Closing Date or termination of this Agreement, the Company and its Affiliates shall not, and shall not authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) furnish any confidential information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, or have discussions with any third party that is seeking to make, or has made, a Company Acquisition Proposal, or (ii) enter into any agreement with respect to a Company Acquisition Proposal. Except with the prior written consent of Parent in its sole discretion, the Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (i) or (ii) above. In the event that the Company or any of the Company’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Company Acquisition Proposal, or any request for disclosure or access as referenced in clause (i) above, except with the prior written consent of Parent in its sole discretion, the Company shall immediately (A) suspend any discussions with such offeror or Person with regard to such offer, proposal, or request and (B) notify Parent thereof, including information as to the material terms of the Company Acquisition Proposal and the identity of the Person making such Company Acquisition Proposal or request.
               (b) From the date hereof through the earlier of the Closing Date or termination of this Agreement, Parent shall not authorize any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, make any Parent Acquisition Proposal, enter into any agreement with respect to a Parent Acquisition Proposal or have discussions with any third party with respect to a Parent Acquisition Proposal, provided that Parent and its representatives may engage in such discussions with a third party and/or furnish confidential information to a third party if (A) it is in response to an unsolicited bona fide proposal or offer made by such third party and (B) Board of Directors of Parent has determined in good faith, after consultation with its legal and financial advisors, that such proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal. In the event that the Parent or any of Parent’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Parent Acquisition Proposal, or any request for disclosure or access to information regarding Parent, except with the prior written consent of Company in its sole discretion, Parent shall promptly (and in any event within 48 hours) notify the Company thereof, including information as to the material terms of the Parent Acquisition Proposal and the identity of the Person making such Parent Acquisition Proposal or request.
               (c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.10 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the

Company or Parent, as the case may be, shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.10 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, specific performance being the sole remedy with respect to this Section 5.10 if it is available. Without limiting the foregoing, it is understood that any violation of the restriction set forth above by (A) any officer, director, employee, Affiliate, investment banker, attorney, accountant, consultant or other agent or advisor of the Company shall be deemed to be a breach of this Agreement by the Company and (B) any officer, director, employee, Affiliate, investment banker, attorney, accountant, consultant or other agent or advisor of Parent shall be deemed to be a breach of this Agreement by Parent.
          Section 5.11 Additional Agreements. The Company shall use reasonable best efforts to cause the appropriate parties (other than Parent) to enter into the Additional Agreements and the Key Employment Agreements (to the extent not previously entered into) at or prior to Closing, and Parent shall enter into such Additional Agreements at or prior to Closing and Stephen D. Cope shall enter into the Escrow Agreement at or prior to Closing.
          Section 5.12 FIRPTA. Each holder of Company Common Stock and Company Preferred Stock, to the extent eligible to do so under applicable Law, shall deliver to Parent on the Closing Date a duly executed “Non-Foreign Person Affidavit,” as provided pursuant to Section 1445(b)(2) of the Code and Treasury Regulations Section 1.1445-2(b)(2) and the Company shall (i) deliver to Parent on the Closing Date a duly executed affidavit that interests in the Company are not United States real property interests as provided pursuant to Section 1445(b)(3) of the Code and Treasury Regulations Section 1.1445-2(c)(3) and (ii) provide to the Internal Revenue Service a notice as required by Treasury Regulations Section 1.897-2(h), in each case, in a form reasonably acceptable to Parent; provided that, if a Company Stockholder does not deliver a “Non-Foreign Person Affidavit,” and the Company does not comply with the provisions of clauses (i) and (ii) above, Parent shall be permitted to withhold from the Merger Consideration as provided by Section 1445 of the Code.
          Section 5.13 Tax Treatment. Parent and its Subsidiaries shall report the Merger on their U.S. Tax Returns as a reorganization within the meaning of Section 368(a) of the Code. Except as required to comply with applicable Tax Law or any settlement or compromise of a Tax audit, examination or other Tax proceeding with any taxing authority, Parent and its Subsidiaries shall not take on their Tax Returns or otherwise any position inconsistent with (i) the Tax treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, or (ii) the Tax treatment by the Company or any of its Subsidiaries of the transactions contemplated by the IDE Merger Agreement or the Contribution Agreements to which the Company or any of its Subsidiaries was a party as a reorganization within the meaning of Section 368(a) of the Code or as a transfer described in Section 351(a) or (b) of the Code.
          Section 5.14 Environmental Reports. Parent and/or its appointed agents shall be entitled at Parent’s expense to perform any environmental investigation, including but not limited to soil and groundwater sampling, at the properties set forth on Section 3.10 of the Company Disclosure Statement (the “Environmental Reports”). The Company and its Subsidiaries shall provide Parent and its appointed agents access to such properties and shall fully cooperate with all reasonable requests made by Parent and its appointed agents in connection with such investigations. The Environmental Reports shall be conducted in accordance with applicable ASTM standards and shall also include an assessment of compliance with applicable Environmental Laws, regulations and permits. The Environmental Reports shall include cost estimates calculated in good faith for the remediation of each identified Recognized Environmental Condition (as that term is defined in the ASTM standards), if any.
ARTICLE VI
CONDITIONS TO CLOSING
          Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
               (a) No Injunctions or Illegality. No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 5.3, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.
               (b) Regulatory Approvals. (i) All waiting periods (and all extensions thereof), if any, applicable to the consummation of the Merger under the HSR Act shall have terminated or expired, and (ii) all approvals or consents of a Governmental Entity which are required to be obtained in connection with the Merger shall have been obtained, except where the failure to obtain such approval or consent would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect or Company Material Adverse Effect.
               (c) Stockholder Approval. The Parent Stockholder Approval shall have been obtained.
               (d) Net Assets. The Board of Directors of Parent shall have determined that the fair market value of the Company immediately prior to the Effective Time is at least eighty percent (80%) of the net assets of Parent immediately prior to the Effective Time (excluding the amount held in the Trust Account representing a portion of the compensation of the underwriters in connection with Parent’s initial public offering).
          Section 6.2 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are subject to the satisfaction or waiver by Parent at or prior to the Closing of each of the following conditions:

               (a) Representations and Warranties. (i) The representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.19, 3.23 and 3.27 shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), and (ii) all other representations and warranties set forth in Article III shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Company Material Adverse Effect”) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), except where the failure of such representations and warranties, to be so true and correct would not have a Company Material Adverse Effect. The Company shall have delivered to Parent a certificate confirming the foregoing (i) and (ii) as of the Closing Date.
               (b) Performance of Obligations of Company. Each and all of the covenants and agreements of the Company to be performed or complied with pursuant to this Agreement shall have been performed and complied with in all material respects. The Company shall have delivered to Parent a certificate confirming the foregoing as of the Closing Date.
               (c) Material Adverse Effect. No Company Material Adverse Effect shall have occurred at or after the date hereof. The Company shall have delivered to Parent a certificate confirming the foregoing as of the Closing Date.
               (d) Consents. The Company shall have obtained all Consents necessary to the consummation of the Merger including any Consents necessary for the valid continuation of any Contract, except those Consents the failure of which to obtain would not, individually or in the aggregate, have or be expected to have a Company Material Adverse Effect, and the Company shall have delivered to Parent executed counterparts of all such Consents.
               (e) Additional Agreements. Each of the Additional Agreements shall have been executed and delivered by each of the parties to such Additional Agreements other than Parent.
               (f) Appraisal Rights. Company Stockholders that beneficially own more than ten percent (10%) or more of the outstanding shares of Company Common Stock (as adjusted for stock dividends, stock splits and similar events) shall not have demanded and validly perfected appraisal of shares in accordance with the DGCL.
               (g) Opinion of Counsel. Parent shall have received an opinion from outside counsel to the Company in the form set forth on Exhibit G hereto.
               (h) Employment Agreements. Each of Stephen D. Cope, Stephen Goodland, Eric Storm, Michael Pilkinton, and Christopher Naquin shall have executed and delivered to Parent on the date hereof an employment agreement substantially the forms attached hereto as Exhibits K-1 to K-5, respectively (the “Key Employment Agreements”).
               (i) Environmental. Parent shall have received acceptable results from the Environmental Reports performed pursuant to Section 5.14. The results shall be deemed acceptable if such Environmental Reports reveal (i) no material environmental contamination that would require any further investigation, remediation and/or corrective action under any applicable Environmental Law or regulation and (ii) no material environmental risk or liability, including, without limitation, no violation of any applicable Environmental Law or regulation.
          Section 6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver by the Company at or prior to the Closing Date of each of the following conditions:
               (a) Representations and Warranties. (i) The representations and warranties set forth in Sections 4.1, 4.3, 4.14, 4.16 and 4.17 hereof shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of Parent in Article IV shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Parent Material Adverse Effect”) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Parent Material Adverse Effect, and Parent shall have delivered to the Company a certificate signed by an executive officer of Parent confirming the foregoing (i) and (ii) as of the Closing Date.
               (b) Performance of Obligations of Parent. Each and all of the covenants and agreements of Parent to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been performed and complied with in all material respects. Parent shall have delivered to the Company a certificate signed by an executive officer of Parent confirming the foregoing as of the Closing Date.
               (c) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred at or after the date hereof. Parent shall have delivered to the Company a certificate signed by an executive officer of Parent confirming the foregoing as of the Closing Date.
               (d) Opinion of Counsel. The Company shall have received an opinion from outside counsel to Parent in the form set forth on Exhibit I hereto.
               (e) Trust Fund. Parent shall have made appropriate arrangements to have the funds contained in the Trust Fund dispersed to Parent promptly following the Closing.
               (f) Additional Agreements. Each of the Additional Agreements shall have been executed and delivered by Parent.
               (g) Board Composition. The persons identified as directors on Exhibit C shall be elected to the Board of Directors of the Parent pursuant to Section 2.5(b)

ARTICLE VII
SURVIVAL; INDEMNIFICATION
          Section 7.1 Survival of Representations, Warranties and Covenants. If the Transaction is consummated, the representations and warranties of the Company set forth in this Agreement, any Transaction Document or in any certificate delivered in connection with this Agreement shall survive the Closing and continue in full force and effect until the Indemnity Escrow Release Date (the “Survival Period”). The representations and warranties of Parent shall not survive the Closing. The covenants of the Company and Parent contained in this Agreement shall survive the Closing indefinitely or until, by their respective terms, they are no longer operative. Any claim made by Parent under this Article VII prior to the end of the Survival Period shall be preserved despite the subsequent expiration of the Survival Period and any claim notice sent prior to the expiration of the Survival Period shall survive until final resolution thereof.
          Section 7.2 Indemnification of Parent.
               (a) Subject to the terms and conditions of this Article VII and the consummation of the Merger, the Escrowed Indemnity Shares shall be used to indemnify and defend, save and hold harmless Parent, the Surviving Entity and their respective directors, officers, agents, employees, successors and assigns (the “Parent Indemnitees”) from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:
               (i) the failure of any of any representation or warranty of the Company or any of its Subsidiaries contained in or made pursuant to this Agreement, any Transaction Document, any schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing to be true and correct in all respects as of the date of this Agreement and as of Closing as if made as of the Closing (except in the case of any representation or warranty that speaks only as of a specific date, which representation or warranty shall be true and correct as of such date);
               (ii) failure of the Company or any of its Subsidiaries to fully perform, fulfill or comply with any covenant or agreement of the Company or any of its Subsidiaries contained in this Agreement;
               (iii) the Excluded Taxes;
               (iv) the Reorganization Taxes;
               (v) any amounts paid pursuant to any judgment or settlement entered in connection with the litigation listed on Section 3.12 of the Company Disclosure Statement;
               (vi) any Taxes imposed by any Government Entity as a result of Parent’s failure to withhold pursuant to Section 1445 of the Code and the

Treasury Regulations promulgated thereunder from the Merger Consideration payable to any holder of Company Common Stock or Company Preferred Stock that did not deliver to Parent a duly executed “Non-Foreign Person Affidavit” as described in Section 5.12; or
               (vii) Parent’s enforcement of its rights under this Section 7.2.
               (b) Subject to the other limitations contained herein, the Parent Indemnitees shall be entitled to be indemnified in respect of Section 7.2(a) (other than in the case of the exceptions in the final proviso of this Section 7.2(b)) solely and exclusively from the Escrowed Indemnity Shares in accordance with the Escrow Agreement, and such Escrowed Indemnity Shares shall constitute the sole source of recovery for any claims by Parent Indemnitees arising under this Agreement; provided that no Losses of any Parent Indemnitees shall be indemnifiable pursuant to Section 7.2(a)(i) (other than in respect of any breach of the representations set forth in Sections 3.1, 3.2, 3.3, 3.6(f), 3.8, and 3.27) unless and until the aggregate amount of all such Losses otherwise payable exceeds $1,000,000 (the “Deductible”) , at which time the Parent Indemnitees shall be entitled to indemnification for such Losses in excess of the Deductible; provided, further that no Losses of any Parent Indemnitees shall be indemnifiable pursuant to Section 7.2(a)(v) unless and until the aggregate amount of all such Losses otherwise payable exceeds the amount listed on Section 3.12 of the Company Disclosure Statement, in which event the amount of Losses that are payable shall include the entire amount of such Losses (including the initial the amount listed on Section 3.12 of the Company Disclosure Statement of such Losses); provided, however, that if the aggregate amounts of such Losses are less than the amount listed on Section 3.12 of the Company Disclosure Statement, then such Losses shall be counted towards the Deductible; provided, further, that the aggregate indemnification for Losses pursuant to this Article VII shall not in any event exceed the aggregate value of Escrowed Indemnity Shares, as determined pursuant to Section 7.4(b); provided, further, that nothing in this Article VII shall preclude or in any way restrict any Parent Indemnitee from seeking additional remedies in respect of Losses resulting from fraud, willful misrepresentation or intentional breach.
               (c) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, Taxes, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purposes of determining the amount of any Losses for which Parent may be entitled to indemnification pursuant to this Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Company Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.
               (d) The amount of any Losses subject to indemnification under Section 7.2 shall be reduced by the amounts actually recovered by the Parent Indemnitees under applicable insurance policies with respect to claims related to such Losses.

               (e) Except as otherwise permitted by the proviso in the last sentence of Section 7.2(b) or in respect of Third Party Claims, the Escrowed Indemnity Shares shall not be available under Section 7.2 to any Parent Indemnitee for any consequential or incidental damages (other than consequential or incidental damages in the form of lost profits or diminution of value) or punitive Losses, except in each case to the extent awarded to a third party in connection with a Third Party Claim.
          Section 7.3 Procedures.
               (a) General. Promptly after the discovery by any Parent Indemnitee of any Loss or Losses, claim or breach, including any claim by a third party (a “Third Party Claim”), that reasonably would be expected to give rise to a claim for indemnification hereunder, the Parent Indemnitee shall deliver to the Escrow Representative a certificate (a “Claim Certificate”) that:
               (i) states that the Parent Indemnitee has incurred or suffered Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Parent Indemnitee is entitled to indemnification pursuant to this Agreement; and
               (ii) specifies in reasonable detail, to the extent practicable, each individual item of Loss included in the amount so stated, the date (if any) such item was incurred or suffered, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Parent Indemnitee claims to be entitled hereunder;
provided, that no delay on the part of the Parent Indemnitee in notifying the Escrow Representative shall diminish the rights of the Parent Indemnitees to obtain recovery therefor except to the extent that the delay shall increase the amount of such claim or Loss, and then only to such extent.
               (b) Disputes. If the Escrow Representative objects to the indemnification of a Parent Indemnitee in respect of any claim or claims specified in any Claim Certificate, the Escrow Representative shall deliver a written notice (“Notice of Objection”) to such effect to the Parent Indemnitee within 30 days after receipt by the Escrow Representative of such Claim Certificate. Thereafter, the Escrow Representative and the Parent Indemnitee shall attempt in good faith to agree upon the rights of the respective parties within 30 days of receipt by the Parent Indemnitee of such Notice of Objection with respect to each of such claims to which the Escrow Representative has objected. If the Parent Indemnitee and the Escrow Representative agree with respect to any of such claims, the Parent Indemnitee and the Escrow Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Parent Indemnitee and the Escrow Representative fail to agree within such 30 day period as to any particular item or items or amount or amounts, then the Parent Indemnitee and the Escrow Representative shall jointly engage an independent arbitrator to resolve such dispute. The arbitration shall be held in accordance with the Streamlined Arbitration Rules of JAMS (the “Rules”) in New York, New York. The parties shall have ten days from commencement of the arbitration to agree on an arbitrator. If they fail to timely agree, the arbitrator shall be appointed by JAMS in accordance with the Rules. The Parent Indemnitee and the Escrow Representative shall each be entitled to submit a presentation to the arbitrator. Such presentation shall take place at a hearing to be held within thirty (30) days after the appointment of the arbitrator or as soon thereafter as practicable. At a date and time proposed by the arbitrator within five (5) days after the hearing each party shall submit to the arbitrator and the other party a proposed award. The arbitrator shall render his or her decision within ten business days of receipt of the proposed award. The Surviving Entity will pay the fees and expenses of the arbitrator and the expenses, if any, of making the presentations. The award of the arbitrator will be final, conclusive and binding on the parties and may be entered and enforced in any court having jurisdiction.
               (c) Third Party Claims. The Parent Indemnitees shall have the right in their sole discretion to conduct the defense of any Third Party Claim and any expense incurred in connection with such defense shall be reimbursed out of the Escrowed Indemnity Shares only if it is determined that the Parent Indemnitees are entitled to indemnification for Losses; provided, however, that no indemnification of any Parent Indemnitee shall be available for any amount paid in settlement of any such Third Party Claim effected by the Parent Indemnitee without obtaining (i) an irrevocable and unconditional release of the Parent Indemnitees and the Company Stockholders and (ii) the prior written consent of the Escrow Representative, which consent shall not be unreasonably withheld or delayed. If any such action or claim is settled having obtained an irrevocable and unconditional release of the Parent Indemnitees and the Company Stockholders and the prior written consent of the Escrow Representative, or if there be a final judgment for the plaintiff in any such action, the Parent Indemnitee shall be entitled to indemnification for the amount of any Loss relating thereto, and any such indemnification for the amount of any Loss shall be reimbursed out of the Escrowed Indemnity Shares.
               (d) Company Defense; Settlement. In the event the Parent Indemnitees elect not to defend the Third Party Claim, the Escrow Representative may cause the Surviving Entity to defend such claim at its expense subject to reimbursement out of the Indemnity Escrow Amount only if it is determined that the Parent Indemnitees are entitled to indemnification for Losses. In such event, neither the Surviving Entity nor the Escrow Representative shall have any right to settle, adjust or compromise such Third Party Claim without the prior written consent of the Parent Indemnitee against whom the Third Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed.
               (e) Agreed Claims; Arbitrator Failure to Render Decision. Claims for Losses specified in any Claim Certificate to which the Escrow Representative did not object in writing within 30 days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 7.3(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Parent Indemnitee shall be entitled to payment for any Agreed Claims, subject to the limitations set forth herein, within ten (10) Business Days of the determination of the amount of any such Agreed Claims and the number of Escrowed Indemnity Shares having a market value, determined in accordance with Section 7.4(b), equal at such time to the amount of such Agreed Claim shall be released to Parent and retired.
          Section 7.4 Payments.
               (a) All amounts payable to Parent or any of the Parent Indemnitees with respect to Losses pursuant to this Article VII shall be settled solely and exclusively by release of Escrowed Indemnity Shares by the Escrow Agent pursuant to the Escrow Agreement, until all such shares have been so released (or are subject to such release), or are otherwise released, from escrow pursuant to the Escrow Agreement.
               (b) The value of each Escrowed Indemnity Share for purposes of making payments to Parent or any of the Parent Indemnitees on account of Losses in accordance with the provisions of this Article VII shall be deemed to be the average of the Closing Price of Parent Common Stock for the ten (10) consecutive Business Days immediately prior to the date on which such share is released to a Parent Indemnitee.
               (c) Except in the case of fraud, willful misrepresentation or intentional breach, the indemnification provisions set forth in this Article VII shall be the sole and exclusive remedy of the parties after the Closing for damages with respect to the transactions contemplated hereby. Each party agrees that the other party, its agents and representatives (each of whom shall be third party beneficiaries of this provision) shall have no liability to the first party except as set forth in this Agreement or the other Transaction Documents and except to the extent of such other party’s, such agent’s or such representative’s fraud, willful misrepresentation or intentional breach.
               (d) The Company, Parent and the Company Stockholders agree to treat for all Tax purposes each indemnification payment pursuant to this Article VII as an adjustment to the consideration payable pursuant to this Agreement and shall take no position for all Tax purposes contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.
          Section 7.5 Escrow Representative.
               (a) Stephen D. Cope is hereby designated by the Company and its stockholders to serve as the agent of such stockholders, as the initial Escrow Representative hereunder with respect to the matters set forth in this Article VII, and by his signature below Mr. Cope hereby acknowledges such appointment and agrees to serve in such capacity on the terms and subject to the conditions set forth herein and in the Escrow Agreement. Effective only upon the Effective Time, the Escrow Representative (including any successor or successors thereto) shall act as the representative of the Company Stockholders, and shall be authorized to act on behalf of the Company Stockholders and to take any and all actions required or permitted to be taken by the Escrow Representative under this Article VII with respect to any claims made by any Parent Indemnitee for indemnification pursuant to this Article VII (including, without limitation, the exercise of the power to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any claims for indemnification). The Escrow Representative shall be the only party entitled to assert the rights of the Company Stockholders hereunder and the Escrow Representative shall perform all of the obligations (other than payment) of the Company Stockholders under this Article VII. Any Person shall be entitled to rely on all statements, representations and decisions of the Escrow Representative.
               (b) The Company Stockholders shall be bound by all actions taken by the Escrow Representative in its capacity as such. The Escrow Representative shall promptly, and in any event within ten (10) Business Days, provide written notice to the Company Stockholders of any action taken on behalf of them by the Escrow Representative pursuant to the authority delegated to the Escrow Representative under this Article VII. Neither the Escrow Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence or willful misconduct. The Escrow Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.
               (c) The Escrow Representative shall not be authorized to incur any expense, hire any consultant, advisor or legal counsel, or take any action other than (i) as expressly authorized by this Agreement or the Escrow Agreement or (ii) upon the written request of the Company Stockholders entitled to a majority of the Escrowed Indemnity Shares. Each Company Stockholder shall severally indemnify the Escrow Representative from and against such Company Stockholder’s ratable share (based upon the aggregate value of the Merger Consideration received by such Company Stockholder) of any and all liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the Escrow Representative) suffered or incurred by the Escrow Representative arising out of or resulting from any such action taken or omitted to be taken by the Escrow Representative in its capacity as Escrow Representative under this Article VII. The Escrow Representative shall not be entitled to any compensation for his, her or its services in such capacity.
               (d) In the event that the Escrow Representative shall resign or be unable to act for any reason, the Escrow Representative (or his, her or its legal representative) shall select a successor Escrow Representative to fill such vacancy, and such successor shall be deemed to be the Escrow Representative for all purposes of this Agreement. Upon the appointment of a successor Escrow Representative under this Agreement, such successor Escrow Representative will succeed to and become vested with all of the rights, powers, privileges and duties of the predecessor Escrow Representative under this Agreement, and the predecessor Escrow Representative will be discharged from such predecessor Escrow Representative’s duties and obligations under this Agreement.
          Section 7.6 Parent Independent Directors. For purposes of this Article VII and the other provisions of this Agreement relating to the amendment, waiver or termination of this Agreement, indemnification, issuance of the Earnout Shares, the delivery or cancellation of the Escrowed Indemnity Shares, the achievement of the Targets or the Escrow Agreement (or any disputes relating to the foregoing), from and after the Closing, all actions to be performed or decisions to be made by Parent or the Surviving Entity shall be controlled by Andrew Intrater or a Replacement Director (as defined in the Parent Shareholders’ Agreement) (or, if there is no such person on the Board of Directors of Parent at such time, then an “independent” director as defined in the applicable stock exchange rules (the “Unaffiliated Directors”)), which person shall be authorized to take actions contemplated by this Section 7.6 prior to the Closing Date by all the members of the Board of Directors of Parent.
ARTICLE VIII
TERMINATION
          Section 8.1 Termination. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date regardless of whether this Agreement and/or the Merger have been approved by the Parent Stockholders:
               (a) by the mutual written agreement of Parent, Merger Sub and the Company;
               (b) by written notice by Parent to the Company or by the Company to Parent, if the Closing Date shall not have occurred on or before May 18, 2009 (the “Termination Date”);
               (c) by written notice by Parent to the Company or by the Company to Parent, if there shall be any Law that makes illegal, permanently restrains, enjoins, or otherwise prohibits consummation of the Transaction and such Law shall not be subject to appeal or shall have become final and unappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used such efforts as may be required by Section 5.3 to prevent, oppose and remove such Law;
               (d) by written notice by Parent to the Company, if (i) there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of the Company or any of its Subsidiaries set forth in this Agreement, or (ii) any representation or warranty of the Company or any of its Subsidiaries set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied, provided that if such breach is curable by the Company prior to the Termination Date through the exercise of the Company’s reasonable best efforts, then for so long as the Company continues to exercise reasonable best efforts to cure the same, Parent may not terminate this Agreement pursuant to this Section 8.1(d) prior to the earlier of the Termination Date or that date which is 30 days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Company is cured within such 30-day period so that the conditions would then be satisfied;
               (e) by written notice by the Company to Parent, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied, provided that if such breach is curable by Parent prior to the Termination Date through the exercise of its reasonable best efforts, then for so long as Parent continues to exercise such reasonable best efforts to cure the same, the Company may not terminate this Agreement pursuant to this Section 8.1(e) prior to the earlier of the Termination Date or that date which is 30 days following Parent’s receipt of written notice from Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by Parent is cured within such 30-day period so that the conditions would then be satisfied;
               (f) by written notice by the Company (if the Company is not then in material breach of its obligations under this Agreement) if the Board of Directors of Parent effects a Change in Recommendation;
               (g) by written notice by Parent to the Company, at any time prior to receipt of the Parent Stockholder Approval, to accept a Superior Proposal, provided that Parent has provided the Company with not less than three (3) Business Days’ notice prior to such termination and Parent has complied in all material respects with Section 5.10.
               (h) by written notice by the Company to Parent or by written notice by Parent to the Company if the Parent Stockholder Approval is not obtained at the Parent Stockholders’ Meeting (as the same may be adjourned or postponed from time to time but not later than the Termination Date); or
               (i) by written notice by Parent to the Company, if the Company shall have failed to deliver the December Financial Statements when required to be delivered in accordance with Sections 5.2(f) hereof.
          Section 8.2 Effect of Termination. Except as otherwise set forth in this Section 8.2, any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall thereafter become void and have no further force or effect without any liability on the part of any party or its Affiliates or Representatives in respect thereof, except (i) as set forth in Sections 5.4 and 5.9, this Section 8.2, and Article IX, each of which shall survive the termination of this Agreement, and (ii) that nothing herein will relieve any party from liability for any fraud, willful misrepresentation or intentional breach of this Agreement.
ARTICLE IX
GENERAL PROVISIONS
          Section 9.1 Assignment. No party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of the Company or the Escrow Representative (in the case of an assignment by Parent) or of Parent (in the case of an assignment by the Company or the Escrow Representative). Any conveyance, assignment or transfer requiring the prior written consent of the Escrow Representative, the Company or Parent which is made without such consent will be void ab initio. No assignment will relieve the assigning party of its obligations hereunder or thereunder.
          Section 9.2 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. Except for the rights of the Persons referred to in Sections 5.7, 7.2, 7.4 and 7.6 to enforce the provisions set forth therein, this Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.
          Section 9.3 Amendment. Prior to the Closing, this Agreement may not be amended except by a written agreement executed by Parent and the Company. From and after the Closing, any amendment shall require the written consent of Parent and the Escrow Representative; provided that any amendment to this Agreement consented to by Parent after the Closing must be approved by a majority of the Unaffiliated Directors.
          Section 9.4 Waiver; Remedies. No failure or delay on the part of Parent, the Company, or the Escrow Representative in exercising any right, power or privilege under this Agreement or any other Transaction Document will operate as a waiver thereof, nor will any waiver on the part of Parent, the Company or the Escrow Representative of any right, power or privilege under this Agreement or any other Transaction Document operate as a waiver of any other right, power or privilege under this Agreement or any other Transaction Document, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement or any other Transaction Document. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.
          Section 9.5 Expenses. All fees and expenses incurred in connection with the Transaction, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses.
          Section 9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after dispatch or (iii) if delivered by registered or certified mail (return receipt requested) or by first class mail, three (3) Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):
               (a) If to Parent or Merger Sub

153 E. 53rd Street
New York, NY 10022
Attention: Michael Sloan
Facsimile: 212-308-6623
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Thomas W. Greenberg, Esq.
Facsimile: 212-735-2000
(b)  If to the Company:
18 August Pines Drive
Suite 240E
Spring, TX 7738
Attention: Stephen D. Cope
Facsimile: 218-469-2796
with a copy to:
921 Transport Way, Suite 16
Petaluma, CA 94954
Attention: Michael Campbell
Facsimile: 714-948-8209
with a copy to:
Pryor Cashman LLP
410 Park Avenue
New York, NY 10022
Attention: Eric M. Hellige, Esq.
                    John J. Crowe, Esq.
Facsimile: 212-796-6380
                  212-798-6372
          Section 9.7 Entire Agreement. The Confidentiality Agreement, this Agreement and the other Transaction Documents collectively constitute the entire agreement between the parties with respect to the subject matter hereof. The Confidentiality Agreement, this Agreement and the other Transaction Documents supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto, including the letter of intent dated as of September 18, 2008.
          Section 9.8 Severability. If any provision of this Agreement or any other Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby; provided that in such case, a failure to comply with such provision shall be deemed to be a breach of this Agreement for purposes of this Agreement.
          Section 9.9 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware (excluding any provision regarding conflicts of laws).
          Section 9.10 Consent to Jurisdiction.
               (a) Subject to Section 7.3(b), each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.10, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.
               (b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS, THE TRANSACTION OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
          Section 9.11 Exhibits and Schedules; Disclosure. All Exhibits, Disclosure Statements and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter disclosed on any section or subsection of the Company Disclosure Statement or Parent Disclosure Statement shall be deemed to be disclosed with respect to any other section or subsection of such document, and with respect to any representation, warranty or covenant in this Agreement, to which the applicability of such matter is reasonably apparent based on the information contained in such disclosure statement.
          Section 9.12 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.
          Section 9.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any other Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except where this Agreement is terminated in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or any other Transaction Document and to specifically enforce the terms and provisions of this Agreement or any other Transaction Document and any other agreement or instrument executed in connection herewith. The parties further agree that (x) by seeking the remedies provided for in this Section 9.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.13 are not available or otherwise are not granted and (y) nothing contained in this Section 9.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.13 before exercising any termination right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any Action pursuant to this Section 9.13 or anything contained in this Section 9.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.
          Section 9.14 Rules of Construction. The following rules shall apply to the interpretation of this Agreement:
               (a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
               (b) Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall be deemed to refer to any such Law as amended and in effect at any time.
               (c) For the purposes of this Agreement, the Disclosure Statements, the Schedules and Exhibits to this Agreement, (i) words in the singular will include the plural and vice versa and words of one gender will include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “including” and words of similar import will mean “including, without limitation,” unless otherwise specified, (iv) the word “or” will not be exclusive, (v) the phrase “made available” will mean that the information referred to has been made available if requested by the party to whom such information is to be made available, and (vi) any accounting term will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations will be made, unless otherwise specifically provided herein, in accordance with GAAP consistently applied, and all references to GAAP, unless otherwise specifically provided herein, will be to United States GAAP.
               (d) A “breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any Transaction Document will be deemed to have occurred if there is or has been any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.
               (e) The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement and all references herein to Exhibits are to Exhibits to this Agreement.
               (f) Unless otherwise specified, all references contained in this Agreement or in any Transaction Document to “dollars” or “$” will mean United States Dollars.
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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

COLUMBUS ACQUISITION CORP.
By:	/s/ Andrew Intrater
	Name:	Andrew Intrater
	Title:	Chief Executive Officer

IDE ACQUISITION, LLC
By:	/s/ Andrew Intrater
	Name:	Andrew Intrater
Title:

INTEGRATED DRILLING EQUIPMENT COMPANY
By:	/s/ Stephen D. Cope
	Name:	Stephen D. Cope
	Title:	Chief Executive Officer

The undersigned joins as a party to the foregoing Agreement for the limited purposes provided in Section 2.11, Section 5.11 and Articles VII and IX of the Agreement.

STEPHEN D. COPE
/s/ Stephen D. Cope